EXECUTION VERSION

Asset Purchase Agreement

by and between

Silvermark LLC,

a Delaware limited liability company,

or its Assignee(s)

and

Florida Gaming Centers, Inc.,

a Florida corporation

and

Florida Gaming Corporation,

a Delaware corporation

(solely with respect to Sections 1.01(a), 4.12, 4.13 and 13.15)

Dated as of December 17, 2013

TABLE OF CONTENTS

This Table of Contents is not part of the Agreement to which it is attached but is inserted for convenience only.

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		Page
		No.
13.12	Time of the Essence.	55
13.13	Counterparts.	55
13.14	Remedies Cumulative.	55
13.15	Releases; Break-Up Fee.	55

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EXHIBITS
Exhibit A	Sale Procedures

SCHEDULES
Schedule I	Real Property
Schedule II	Included Contracts
Schedule III	Tangible Personal Property
Schedule IV	Intangible Personal Property
Schedule V	Surveys
Schedule VI	Other Assets
Schedule VII	Excluded Contracts
Schedule IX	Prepaid Deposits and Expenses
Schedule 1.09	Cash on Hand
Schedule 2.01(a)	Corporate Matters
Schedule 2.01(c)	Ownership of Assets
Schedule 2.03(b)	Seller - Approvals, Consents/Conflicts
Schedule 2.06(b)	Indebtedness
Schedule 2.07	No Material Change
Schedule 2.09(a)	Taxes
Schedule 2.10	Legal Proceedings
Schedule 2.11	Compliance With Laws
Schedule 2.12(a)	Benefit Plans; ERISA
Schedule 2.13(a)	Real Property
Schedule 2.13(b)	Real Property Issues
Schedule 2.13(d)	Insurance Claims/Notice of Defects
Schedule 2.13(e)	Notice of Violations
Schedule 2.13(m)	Percentage Payments
Schedule 2.16(a)	Contracts
Schedule 2.16(c)	Contracts- Rights to Terminate as a Result of Sale
Schedule 2.17	Insurance
Schedule 2.18	Affiliate Transactions
Schedule 2.19(a)	Environmental Matters
Schedule 2.20	Inventory Matters
Schedule 2.23	Shared Facilities/Services
Schedule 2.24	Employees
Schedule 2.25	Brokers
Schedule 2.27	Suppliers
Schedule 3.03(b)	Purchaser - Approvals, Consents/Conflicts
Schedule 3.08	Alternative Purchasers

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ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT dated as of December 17, 2013 (the “Effective Date”) is made and entered into by and among SILVERMARK LLC, a Delaware limited liability Company or its assignee(s) pursuant to Section 14.06 (as applicable, “Purchaser”), and FLORIDA GAMING CENTERS, INC., a Florida corporation (“Seller”) and FLORIDA GAMING CORPORATION, a Delaware corporation (“Parent”), solely with respect to Sections 1.01(a), 4.12, 4.13 and 13.15. Capitalized terms not otherwise defined herein have the meanings set forth in Section 13.01.

WHEREAS, Seller is engaged in the business of the operation of jai alai, slot machines and related gaming and other ancillary businesses, including poker, domino, cards and inter-track wagering, in Miami, Florida (d/b/a Miami Jai Alai) and Ft. Pierce, Florida (d/b/a Ft. Pierce Jai Alai), and holds, and operates under, the Gaming Licenses (collectively, the “Business”); and

WHEREAS, Parent owns certain real estate and is a party to certain contracts related to the Business (collectively, the “Parent Assets”); and

WHEREAS, Seller, Parent and certain of their affiliates are debtors in possession under chapter 11 of Title 11 of the United States Code, 11 U.S.C. §101 et seq. (the “Bankruptcy Code”), having filed voluntary petitions for relief under chapter 11 on August 19, 2013 (the “Petition Date”) in the United States Bankruptcy Court for the Southern District of Florida (the “Bankruptcy Court”); and Seller’s chapter 11 case is Case No. 13-29598-RAM (the “Bankruptcy Case”); and

WHEREAS, Seller and Parent, as applicable, desire to sell, transfer and assign to Purchaser, and Purchaser desires to purchase, acquire and/or assume from Seller and Parent, as applicable, all of the Assets, Parent Assets, Included Contracts and Assumed Liabilities, “AS-IS” and “WHERE-IS,” free and clear of any and all Liens (other than Permitted Liens), pursuant to Bankruptcy Code sections 105, 363 and 365 and subject to the terms and conditions set forth in this Agreement; and

WHEREAS, Seller and Purchaser have agreed that this Agreement is subject to approval by the Bankruptcy Court and the consideration by Seller of higher or better competing offers for the Assets, solely to the extent any such offers are submitted and considered in accordance with the Sale Procedures Order; and

WHEREAS, in consideration for Purchaser’s execution of this Agreement subject to potential competing offers, as an express condition precedent to Purchaser’s agreement to serve as the “stalking horse” in Seller’s sale process, and as a material inducement and incentive offered by Seller to Purchaser in order to obtain that agreement, Seller has agreed to pay Purchaser the Break-up Fee on the terms and conditions set forth in Section 14.15, which Break-up Fee shall constitute an administrative expense of Seller’s estate in the Bankruptcy Case.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

SALE OF ASSETS AND CLOSING

1.01         Purchase and Sale of Assets of Seller.

(a)          On the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller and Parent, with respect to the Parent Assets, will sell, transfer, convey, assign and deliver to Purchaser, and Purchaser will purchase, acquire, accept and pay for, all of the Assets of Seller and the Parent Assets, free and clear of any and all Liens (other than Permitted Liens) (the “Sale”).

(b)          From and after the Effective Date, Seller shall use its best efforts to obtain from the Bankruptcy Court: (i) the Sale Procedures Order; and (ii) subject to the results of any Auction that may occur pursuant to the Sale Procedures Order, the Sale Order. The foregoing shall include Seller’s obligation to request and use its best efforts to obtain entry of the Sale Procedures Order by December 20, 2013 and the Sale Order by March 30, 2014. In the event that the Bankruptcy Court does not enter the Sale Procedures Order by December 20, 2013, then Seller shall continue to use its reasonable best efforts to obtain the same, but provided that Purchaser shall have the right and option, which may be exercised by Purchaser in its reasonable discretion, to terminate this Agreement by written notice to Seller. In the event that the Bankruptcy Court does not enter the Sale Order by March 30, 2014, then Seller shall continue to use its reasonable best efforts to obtain the same, but provided that, if Purchaser is then ready, willing and able to consummate the transactions contemplated by this Agreement, each condition set forth at Article VII of this Agreement (other than that set forth at Section 7.05) has been satisfied, and Purchaser is not then in default hereunder, Purchaser shall have the right and option, which may be exercised by Purchaser in its reasonable discretion, to terminate this Agreement by written notice to Seller. In the event Purchaser terminates this Agreement in either such case, the Deposit shall be refunded, withdrawn or cancelled. Upon any such termination, neither Purchaser nor any of its Representatives shall have any Liability or obligation whatsoever to any party hereto or any other Person under or pursuant to this Agreement, any of the Ancillary Agreements or applicable Law.

1.02         Purchase Price, Assumed Liabilities and Included Contracts; Deposit.

(a)          Purchase Price. Subject to the terms and conditions of this Agreement, the cash purchase price for the Assets is One Hundred Fifteen Million Dollars ($115,000,000) (the “Purchase Price”). The Purchase Price, as adjusted based on prorations and credits under this Agreement, shall be payable to Seller in immediately available United States funds at the Closing in the manner provided in Section 1.04.

(b)          Assumed Liabilities. As additional consideration for the purchase of the Assets, on the Closing Date, Purchaser shall assume, and become solely and exclusively liable for, the Assumed Liabilities. Notwithstanding anything in this Agreement to the contrary, Purchaser shall not assume, and shall be deemed not to have assumed, any liabilities or any obligations or liabilities of Seller or any of its Affiliates or the Business, other than the Assumed Liabilities.

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(c)          Included Contracts. On the Closing Date, pursuant to Bankruptcy Code section 365, Seller shall assume and assign to Purchaser, and Purchaser shall accept assignment of, the Included Contracts.

(d)          Deposit. Within three (3) Business Days following the entry of the Sale Procedures Order, Purchaser shall deliver the Deposit to the Seller to be held in a non-interest bearing account. The Deposit shall be in the amount of $2.0 million and shall be non-refundable to Purchaser and payable to Seller in full if the Closing fails to occur due to a default under this Agreement by Purchaser and the Agreement is terminated by Seller pursuant to Section 11.01(c)(i). In such event, upon such termination by Seller of this Agreement as a result thereof, the Deposit shall be paid to Seller. Otherwise, the Deposit shall be returned to Purchaser if the Closing fails to occur in accordance with the terms hereof, provided however, that the Deposit shall continue to be held by Seller if the Purchaser becomes a back-up bidder, and such back-up bid is approved by the Bankruptcy Court, until the later to occur of the closing of the sale of the Assets to an Alternative Purchaser (as defined in section 13.15 below) or five (5) business days following the termination of the sale with the Alternative Purchaser, in the event of such termination the Seller shall close the sale of the Assets with the Purchaser as the approved back-up bidder. Seller acknowledges that the posting of the Deposit by Purchaser to be held and applied pursuant to the terms hereof is, among other covenants contained in this Agreement, good, valuable and sufficient consideration for this Agreement.

1.03         Purchaser Modifications to Assets and Included Contracts. Within 30 days after the Effective Date, Purchaser may, without the approval of the Seller: (i) designate any Assets as Excluded Assets, or (ii) designate any contract as an Included Contract, provided, that Seller shall give notice to all applicable parties as required by Law with respect to any contract that is subsequently designated as an Included Contract.

1.04         Closing. The Closing will take place at the offices of _______________, at 10:00 A.M. Eastern time on the Closing Date or at such other time and place as may be mutually agreed upon by the parties. At the Closing, Purchaser will pay the Purchase Price, as adjusted based on prorations and credits under this Agreement, to Seller by wire transfer of immediately available funds to such accounts as Seller may reasonably direct by written notice delivered to Purchaser at least two (2) Business Days before the Closing Date. At the Closing, there shall also be delivered to Purchaser and Seller all contracts, documents, certificates, and instruments required to be delivered under Article VI and Article VII.

1.05         Purchase Price Adjustments and Deductions; Prorations and Credits.

(a)          The Assets shall include Cash on Hand (to be verified by procedures set forth in Section 1.09 below) up to a maximum of $2,100,000. Any amount of Cash on Hand in excess of $2,100,000 shall be retained by Seller as an Excluded Asset; provided, however, that to the extent the amount of assumed Ordinary Course Payables exceeds $2,610,000, then any excess Cash on Hand that would otherwise constitute an Excluded Asset shall first be applied to satisfy such amount of assumed Ordinary Course Payables, with only the remaining balance to constitute an Excluded Asset.

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(b)          The Purchase Price shall be decreased by an amount equal to the amount of the total Liabilities of Seller associated with Uncashed Tickets, in the manner set forth in Section 1.08 of this Agreement.

(c)          The Purchase Price shall also be adjusted (upwards or downwards) as a result of the following prorations and credits relating to the Assets and the ownership and operation of the Business as of the Closing Date and reflected in the Operations Settlement Statement, with Seller liable to Purchaser for such items to the extent such items relate to any time period on or prior to the Closing Date, and Purchaser being liable to the extent such items relate to periods subsequent to the Closing Date or are Assumed Liabilities:

(i)          Real estate taxes on or with respect to the Assets;

(ii)         Rents, lease amounts, additional rents, taxes and other items payable by Seller under the Operating Agreements;

(iii)        The amount of rents, taxes and charges for sewer, water, telephone, electricity and other utilities relating to the Real Property and the real property subject to any Real Property Leases;

(iv)        All other Taxes (except for Income Taxes and Transfer Taxes) on or with respect to the Assets and/or the Business;

(v)         All prepaid expenses of Seller existing on the Closing Date (the “Prepaid Expenses”);

(vi)        All prepaid deposits of Seller in connection with the Business existing on the Closing Date listed on Schedule IX of Seller Disclosure Schedule (the “Prepaid Deposits”);

(vii)       All accrued expenses under the Operating Agreements; and

(viii)      Such other items as are mutually agreed by the parties.

(i)          Except as otherwise agreed by the parties, the net amount of all such prorations and credits will be settled and paid by Seller, on the one hand, or Purchaser, on the other hand, as applicable, on the Closing Date, and: (x) if the real estate tax bill for the year of this Agreement has not yet been issued then the proration shall be based on the prior year’s taxes; (y) all taxes and real estate assessments will be prorated as of 12:01 A.M. on the Closing Date on the basis of a 365-day year or a 366-day year, as the case may be. If, on the Closing Date, the current real property tax bill with respect to the Business or the Assets is not available, the amount of real property taxes will be apportioned based on the current year’s millage applied to that portion of the Purchase Price allocated to the Real Property. If the current year’s millage is not fixed, taxes will be apportioned in the same manner based upon the immediately prior year’s millage.

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1.06         Further Assurances; Post-Closing Cooperation.

(a)          Subject to the terms and conditions of this Agreement, at any time or from time to time after the Closing, at Purchaser’s request and without further consideration, Seller shall execute and deliver to Purchaser such other instruments of sale, transfer, conveyance, assignment and confirmation, provide such materials and information and take such other actions as Purchaser may reasonably deem necessary or desirable in order to effectively transfer, convey and assign to Purchaser, and to confirm Purchaser’s title to, all of the Assets, and, to the full extent permitted by Law, to put Purchaser in actual possession and operating control of the Business and the Assets and to assist Purchaser in exercising all rights with respect thereto, and otherwise to fulfill its obligations under this Agreement.

(b)          Following the Closing, each party will afford the other party, its counsel and its accountants, during normal business hours, reasonable access to the books, records and other data relating to the Business, Seller and/or the Assets with respect to periods prior to the Closing and the right to make copies and extracts therefrom, to the extent that such access may be reasonably required by the requesting party in connection with (i) the preparation of Tax Returns, (ii) compliance with the requirements of any Governmental or Regulatory Authority, (iii) the determination or enforcement of the rights and obligations of such other party to this Agreement and the transactions contemplated hereby, (iv) in connection with any actual or threatened Action or Proceeding, and (v) to enable the Seller or the Committee, or any successor to the Seller in the Bankruptcy Case, together with professionals engaged by the Seller, the Committee or any such successor, to complete the administration and winding down of the Bankruptcy Case.

(c)          If, in order to prepare its Tax Returns, other documents or reports required to be filed with Governmental or Regulatory Authorities or its financial statements or to fulfill its obligations hereunder, it is necessary that a party be furnished with additional information, documents or records relating to the Business, Seller and/or the Assets, and such information, documents or records are in the possession or control of any other party to this Agreement, such other party shall use its reasonable best efforts to furnish or make available such information, documents or records (or copies thereof) at the recipient’s request, cost and expense. Any information obtained by a party in accordance with this Section shall be held confidentially by it.

(d)          Notwithstanding anything to the contrary contained in this Section 1.06, if Seller, on the one hand, and Purchaser, on the other hand, are in an adversarial relationship in litigation or arbitration, the furnishing of information, documents or records in accordance with subsections (b) and (c) of this Section shall be subject to applicable rules relating to discovery.

(e)          In the event that any party hereto collects or receives, after the Closing, funds belonging to any other party, the party receiving such funds shall be deemed to have collected or received such funds in trust for the benefit of the other party, and shall promptly deliver the amounts to the party entitled thereto, and the parties will cooperate to minimize any such misdirected funds.

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1.07         Third Party Consents. To the extent that the consummation of the transactions contemplated under this Agreement or the Ancillary Agreements will result in or give rise to any conflict, violation, breach, default, termination, cancellation, acceleration or modification or require the consent, approval or notice of the type described in Section 2.03(c) below, in any such case in a manner that is not resolved in the Sale Order (or other order of the Bankruptcy Court) to the reasonable satisfaction of Purchaser, in or with respect to any Included Contract to which Seller or Parent is a party or by which any of their assets and properties is bound, and which is material to or necessary for the operation of the Business. Seller shall, at its sole cost and expense, use its reasonable best efforts to obtain the consent or waiver of the other party or parties to such Included Contract so that the transactions contemplated hereby may be consummated without resulting or giving rise to such conflict, violation, breach, default, termination, cancellation, acceleration or modification. The provisions of this Section 1.07 shall not impair or impede the right of Purchaser to refuse to consummate the transactions contemplated by this Agreement if Section 6.05 has not been satisfied.

1.08         Uncashed Tickets. At the Closing, Seller shall make a cash payment to or in favor of Purchaser in an amount equal to, or the Purchase Price shall be decreased by an amount equal to, the amount of the total Liabilities of Seller associated with uncashed, unclaimed or abandoned tickets, gaming chips, tokens and similar gaming Liabilities outstanding (collectively, “Uncashed Tickets”) on the Closing Date made by wagers for bets placed at the Business on live events held at the Business. In addition, at the Closing, Seller shall make a cash payment to Purchaser in an amount equal to the aggregate dollar amount of Uncashed Tickets from inter-track wagers placed on live events held at the Business prior to the Closing (the “Offsite Wagering”) which are outstanding on the Closing Date.

1.09         Determination of Cash on Hand at Closing. The amount of Seller’s cash on hand at the Facilities as of the close of business (i.e., 11:59 P.M., E.T.) on the Closing Date (the “Cash on Hand”) up to a maximum of $2,100,000 shall be included in the Assets. Seller represents that (i) approximately $2,000,000 in Cash on Hand is maintained at the Miami Jai Alai Facility in the Ordinary Course of Business and used in connection with the daily operations of the Business; and approximately $100,000 in Cash on Hand is maintained at the Ft. Pierce Jai Alai Facility in the Ordinary Course of Business and used in connection with the daily operations of the Business. Seller and Purchaser will mutually designate individuals who will jointly count and mutually agree on the balance of the Cash on Hand, as determined in accordance with the calculation set forth on Schedule 1.09. If the parties are unable to agree upon the amount of the Cash on Hand, the parties will mutually designate an independent certified public accounting firm that will determine the Cash on Hand and resolve any disputes between the parties as to the Cash on Hand. Within two (2) Business Days after the written determination of such Cash on Hand by such independent certified public accounting firm, the parties will settle the allocation of Cash on Hand in accordance with Section 1.05(a).

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ARTICLE II

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Purchaser, as of the Effective Date and as of the Closing Date, that1:

2.01         Corporate Existence; Capitalization.

(a)          Seller. Seller is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Florida, and has full corporate power and authority to conduct its business as and to the extent conducted and, subject to authorization as is required by the Bankruptcy Court, to own, operate, use and lease its Assets, and to execute and deliver this Agreement and the Ancillary Agreements to which Seller is a party, to perform its obligations thereunder and hereunder and to consummate the transactions contemplated thereby and hereby. Seller is legally qualified to transact business as a foreign corporation, and is in good standing as such, in each of the jurisdictions in which the nature of its properties and/or the conduct of its business requires such qualification. Schedule 2.01(a) sets forth (i) each of the jurisdictions in which Seller is legally qualified to transact business as a foreign corporation and (ii) each of the names under which Seller has at any time done business. Seller has fully complied in all material respects with all of the requirements of any Law governing the use and registration of fictitious names, and has the legal right to use the names under which it operates its business. Except as set forth on Schedule 2.01(a), Seller has not changed its name or used any assumed or fictitious name other than those listed on Schedule 2.01(a), or been the surviving entity in a merger, acquired any businesses or changed its principal place of business or chief executive office, in each case, since the date of its organization.

(b)          Subsidiaries. Seller does not have any equity investment in any entity, nor does it own any other securities with respect to any entity.

(c)          Ownership of Assets.          Seller owns the Assets, and, except as set forth on Schedule 2.01(c), Seller owns the Assets free and clear of all Liens of any kind.

2.02         Authority. Except for such authorization as is required by the Bankruptcy Court (as hereinafter provided for), Seller has all requisite power, authority and legal capacity to execute, deliver and perform this Agreement and has all requisite power, authority and legal capacity to execute, deliver and perform the Ancillary Agreements, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized and requires no other approvals by Seller. This Agreement has been, and each of the Ancillary Agreements will be at or prior to the Closing, duly and validly executed and delivered by Seller and (assuming the due authorization, execution and delivery by Purchaser, the entry of the Sale Order), this Agreement constitutes, and each of the Ancillary Agreements when so executed and delivered will constitute, legal, valid and binding obligations of Seller enforceable against Seller in accordance with their respective terms.

[1]	Notwithstanding any other provision of this Agreement or Seller Disclosure Schedule, each exception set forth in such Seller Disclosure Schedule will be deemed to qualify any other representation and warranty set forth in this Agreement to which such exception would be applicable.

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2.03         No Conflicts. The execution, delivery and performance by Seller of this Agreement does not and the execution and delivery by Seller of the applicable Ancillary Agreements to which it is a party, the performance by Seller of its obligations under this Agreement and such Ancillary Agreements, and the consummation of the transactions contemplated hereby and thereby, will not:

(a)          conflict with or result in a violation or breach of any of the terms, conditions or provisions of the articles of incorporation, bylaws or other comparable charter documents of Seller, as applicable;

(b)          subject to obtaining the consents, approvals and actions, making the filings and giving the notices with respect to the HSR Act, applicable liquor license laws and regulations, applicable Bankruptcy laws and applicable Gaming Laws or as set forth in Schedule 2.03(b) of Seller Disclosure Schedule, conflict with or result in a violation or breach of any term or provision of any Law or Order applicable to any of Seller, any of its Affiliates, or any of the assets and properties of any of Seller or any of its Affiliates; or

(c)          except as set forth in Schedule 2.03(b) of Seller Disclosure Schedule, (i) conflict with or result in a violation or breach of, (ii) constitute (with or without notice or lapse of time or both) a default under, (iii) require any of Seller or any of its Affiliates to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result or under the terms of, (iv) result in or give to any Person any right of termination, cancellation, acceleration or modification in or with respect to, or (v) result in the creation or imposition of any Lien upon any of Seller or any of its Assets under any contract or license to which any of Seller or any such Affiliate is a party or by which any of the Assets is bound.

2.04         Governmental Approvals and Filings. Except as set forth in Schedule 2.03(b) of Seller Disclosure Schedule, no consent, approval, action, order or authorization of, or registration, declaration or filing with or notice to any Governmental or Regulatory Authority on the part of Seller is required in connection with the execution, delivery and performance of this Agreement or any of the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby.

2.05         Books and Records. None of the Books and Records is recorded, stored, maintained, operated or otherwise wholly or partly dependent upon or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) is not under the direct control of one or more Employees. All Books and Records have been properly and accurately kept, and there are no material inaccuracies or discrepancies contained therein. The minute books for Seller, which shall be made available as reasonably requested by Purchaser for its review at any time prior to the Closing, are and shall continue to be correct, accurate and complete in all material respects at all times, such minute books contain and shall continue to contain true and accurate copies or the executed originals of documents, instruments and certificates with true signatures of the persons purporting to have signed them, and each such minute book contains and shall continue to contain an accurate record of all corporate actions of the shareholders and directors (and any committees thereof) of Seller taken by written consent or at a meeting since the date of its organization. All corporate actions taken by Seller have been duly authorized or ratified. At the Closing, the Books and Records will be delivered to Purchaser.

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2.06         Financial Statements and Condition.

(a)          Seller has made available to Purchaser (i) Seller’s Annual Report Pursuant to the Uniform Reporting System Prescribed for Pari-Mutuel Permit Holders, audited by a certified public accountant as required by Florida Law, (ii) Seller’s audited financial statements (including balance sheet, income statement and statement of cash flows) as of the end of the most recently completed last three (3) fiscal years prior to the latest date on which this representation is deemed to be made and for the twelve-month period ended on such date, (iii) unaudited consolidated financial statements of Seller (including balance sheet, income statement and statement of cash flows) for the portion of the current fiscal year ended on the last day of the calendar month that is no less than 30 days preceding the Effective Date, and (iv) unaudited and unconsolidated financial statements of Seller (including balance sheet, income statement and statement of cash flows) for the portion of the current fiscal year ended on the last day of the calendar month that is no less than 30 days preceding the Effective Date (collectively, “Financial Statements”). The Financial Statements are complete and correct in all material respects and have been prepared in accordance with GAAP, except that the unaudited financial statements do not contain footnotes and are subject to year-end audit adjustments made in accordance with GAAP. Seller maintains and will continue to maintain a standard system of accounting established and administered in accordance with GAAP. Seller has maintained the Books and Records for the past five (5) years in a manner sufficient to permit the preparation of financial statements in accordance with GAAP.

(b)          Except as set forth on Schedule 2.06(b) of Seller Disclosure Schedule and except for Indebtedness reflected in the Financial Statements, Seller does not have any Indebtedness outstanding at the date hereof, other than Indebtedness incurred in the Ordinary Course of Business. Seller is not in material default with respect to any outstanding Indebtedness or any instrument relating thereto, except for: (a) such defaults that are disclosed on Schedule 2.06(b) of Seller Disclosure Schedule; and (b) any failure of Seller as a result of the filing of the Bankruptcy Case to pay any unsecured obligations that were due or accrued at the Petition Date.

2.07         No Material Change. Except as disclosed in Schedule 2.07 of Seller Disclosure Schedule and Seller’s commencement of the Bankruptcy Case, since the date of the latest Financial Statements, no change has occurred that individually or in the aggregate could reasonably be expected to have a Material Adverse Change and no event has occurred or circumstance exists that may result in such a Material Adverse Change.

2.08         Liabilities. Seller does not know of any material contingent liabilities that are required under GAAP to be disclosed in the Financial Statements and which are not disclosed in the Financial Statements, except current liabilities incurred in the Ordinary Course of Business subsequent to the date of the latest Financial Statements.

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2.09         Taxes.

(a)          Except as set forth on Schedule 2.09(a) of Seller Disclosure Schedule, Seller and any consolidated, combined, unitary or aggregate group for Tax purposes of which Seller is or has been a member (collectively, the “Seller’s Group”) have duly completed and timely filed all Tax Returns required to be filed by them for the previous five (5) years from the date hereof. All such Tax Returns are correct and complete in all material respects. Seller does not expect any Tax Authority to assess any additional Taxes for any period. Except as set forth on Schedule 2.09(a) to Seller Disclosure Schedule, there is (i) no claim for Taxes that is or could be a Lien against the Assets, other than Liens for Taxes not yet due and payable, (ii) no audit of any Tax Return of Seller’s Group which has been or which, to Seller’s Knowledge, is being conducted by a Tax Authority, and (iii) Seller has no Knowledge of any outstanding or unresolved dispute or claim concerning any Tax Liability of Seller. No claim has ever been made by a Tax Authority in a jurisdiction where Seller does not file Tax Returns that Seller is or may be subject to taxation by that jurisdiction.

(b)          Except as set forth on Schedule 2.09(a) of Seller Disclosure Schedule, Seller has withheld and paid all material Taxes required by Law to be withheld and paid by Seller with respect to any amounts paid or owing by Seller to any employee, independent contractor, creditor, shareholder or other third party. Seller has paid to the appropriate Tax Authorities all amounts so withheld or otherwise due in connection with employment by Seller of such service providers, and has timely filed all requisite Tax Returns with the Tax Authorities with respect to such Taxes. Seller is not a party to any Tax Proceedings with respect to the withholding of Taxes and/or payment to the Tax Authorities of withholding Taxes or other dues or Taxes with respect to the rendering of services to Seller or otherwise. To Seller’s Knowledge, no investigation is being conducted against Seller by any Tax Authority with respect to any withholding, payment, filing or any other obligations in connection with the above.

(c)          Seller has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. Seller has made or will make available to Purchaser all Federal, state, local, and foreign income Tax Returns filed (for the five (5) year period prior to the date of this Agreement) with respect to Seller and such of those Tax Returns that have been audited. Seller has delivered or will make available to Purchaser correct and complete copies of all income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by Seller (for the five (5) year period prior to the date of this Agreement).

(d)          Seller is not a party to any Tax allocation or sharing agreement, other than this Agreement.

(e)          Seller is not a foreign corporation or other foreign entity subject to Code Sections 897 or 1446 with respect to the sale of the Assets hereunder.

2.10         Legal Proceedings. Except as set forth on Schedule 2.10 of Seller Disclosure Schedule, there are no Orders outstanding and no Actions or Proceedings pending or, to Seller’s Knowledge, threatened, against, relating to or affecting Seller or any of the Assets. Except as set forth on Schedule 2.10 of Seller Disclosure Schedule, there are no facts or circumstances known to Seller that could be expected to give rise to any such Orders, Actions or Proceedings.

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2.11         Compliance With Laws and Orders. Except as set forth on Schedule 2.11 of Seller Disclosure Schedule, Seller is not, nor has it at any time within the last three (3) years been, nor has Seller received any notice that Seller is or has at any time within the last three (3) years been in violation of or in default under, in any respect, any Law or Order applicable to Seller, the Business, or any of the Assets (including any Gaming License). Neither Seller nor, to Seller’s Knowledge, any of its directors, executive officers, representatives, agents or employees (a) has used or is using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) has used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic governmental officials or employees, (c) has violated or is violating any provision of the Foreign Corrupt Practices Act of 1977, (d) has established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties or (e) has made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment of any nature.

2.12         Benefit Plans; ERISA.

(a)          Schedule 2.12(a) of Seller Disclosure Schedule lists all (i) “employee benefit plans” within the meaning of Section 3(3) of ERISA (including any “individual retirement accounts” or “individual retirement annuities” within the meaning of Section 408 of the Code), sponsored by Seller and by each member of any trade or business (whether or not incorporated) that would be treated as a single employer with Seller under Section 4001 of ERISA or Section 414(b), (c), (m) or (o) of the Code (an “ERISA Affiliate”); (ii) employment agreements, including, but not limited to, any individual benefit arrangement, policy or practice with respect to any current or former employee or director of Seller or an ERISA Affiliate, and (iii) other employee benefit, bonus or other incentive compensation, stock option, stock purchase, stock appreciation, severance pay, lay-off or reduction in force, change in control, sick pay, vacation pay, salary continuation, retainer, leave of absence, educational assistance, service award, employee discount, fringe benefit plans, arrangements, policies or practices, whether formal or informal, oral or written, legally binding or not, which Seller or any ERISA Affiliate maintains, to which any of them contributes, or for which any of them has any obligation or Liability. All such plans, agreements, programs, policies and arrangements shall be collectively referred to as the “Seller Plans.”

(b)          With respect to each Seller Plan to Seller’s Knowledge, true, correct and complete copies of all documents creating or evidencing each Seller Plan have been delivered or will be made available to Purchaser, and true, correct and complete copies of all reports, forms and other documents required to be filed with any Governmental or Regulatory Authority Entity or furnished to employees, former employees or beneficiaries (including, without limitation, summary plan descriptions, Forms 5500 and summary annual reports for all plans subject to ERISA, but excluding individual account statements and tax forms) within the past five (5) years of the Effective Date have been delivered to Purchaser. There are no negotiations, demands or proposals which are pending or have been made which concern matters now covered, or that would be covered, by the type of agreements required to be listed in Schedule 2.12 (a) of Seller Disclosure Schedule.

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2.13         Real Property.

(a)          The Real Property includes all of the real property used in connection with the Business and any other real property owned by Seller. Schedule 2.13(a) of Seller Disclosure Schedule contains a true and correct list of (i) each parcel of real property owned by Seller or used or held for use by Seller in connection with the Business, (ii) each parcel of real property leased by Seller (as lessor or lessee) that is used or held for use in connection with the Business, and (iii) each other parcel of real property included in the Real Property, whether or not the same is owned or leased by Seller.

(b)          Seller, Parent and City National Bank (all as indicated on Schedule 2.13(a)) own and have good and marketable fee simple title to the Real Property, free and clear of all Liens other than Permitted Liens. Except as set forth on Schedule 2.13(b) of Seller Disclosure Schedule, title to the Real Property is insured pursuant to a valid title insurance policy. The Real Property does not rely on any other real property for vehicular or pedestrian ingress or egress to and from such Real Property (other than public roads and thoroughfares) and such Real Property does not rely on any other real property for parking or other easements or rights of way except as set forth on Schedule 2.13(b) of Seller Disclosure Schedule. Except as set forth on Schedule 2.13(b), none of the Real Property, or the Improvements or the use thereof contravenes or violates any building, administrative, environmental, zoning, other land use, occupational safety and health or other applicable Law (whether or not permitted on the basis of prior nonconforming use, waiver or variance) in any material respect. Schedule 2.13(a) of Seller Disclosure Schedule contains a true and complete list of all of the Real Property Leases and true and complete copies thereof, together with all amendments and supplements thereto and all waivers of any terms thereof, have been delivered to Purchaser prior to the execution of this Agreement. Except for the Real Property Leases, there are no other leases, subleases, occupancy or concession agreements in effect with respect to the Real Property. Each Real Property Lease, if any, is a legal, valid and binding agreement, enforceable in accordance with its terms, of Seller and of each other Person that is a party thereto, and there is no, nor has Seller or Seller received any notice of any, default (or any condition or event which, after notice or lapse of time or both, would constitute a default) by Seller nor by any other Person thereunder. There are no brokerage commissions due with respect to any such leased space. Seller shall not modify, amend or terminate any Real Property Leases prior to the Closing without Purchaser’s prior written consent.

(c)          Seller has delivered or will make available to Purchaser true and complete copies of all deeds, leases, mortgages, deeds of trust, certificates of occupancy, title insurance policies, title reports, surveys and similar documents, and all amendments thereof, with respect to the Real Property that are within the possession, or control, of Seller or their respective agents (e.g., surveyors).

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(d)          Except as provided in Schedule 2.13(d) of Seller Disclosure Schedule, the Improvements are in operating condition and in a state of operable maintenance and repair, ordinary wear and tear excepted, and are adequate and suitable for the purposes for which they are presently being used; and, except as provided in Schedule 2.13(d), to Seller’s Knowledge, there are no condemnation or appropriation, environmental, zoning or other land use regulation proceedings or investigations pending or threatened against any of the Real Property, the Improvements, Seller or City National Bank which would materially affect the value of the Real Property, the Improvements, or Seller or the use and operation of Real Property and the Improvements as a jai alai facility or slot machine facility, nor are there any assessments affecting the Real Property, the Improvements, or Seller. Seller has received all final sign-offs, inspections, certificates of occupancy and any other licenses, permits, approvals and consents required by applicable Governmental Authorities with respect to the completion of construction and installation of all of the Improvements and the ability of Seller to legally use the same in the operation of its Business.

(e)          None of the Real Property or the Improvements, or the use and operation thereof, contravenes or violates any building, zoning, subdivision, land use, administrative, occupational safety and health or other applicable Law, including Environmental Law, in any material respect (whether or not permitted on the basis of prior nonconforming use, waiver or variance). Except as set forth on Schedule 2.13(e), Seller has received no notice from any Governmental or Regulatory Authority advising Seller of (i) a violation of any such Laws (whether now existing or which will exist under Existing Laws with the passage of time) or (ii) any action which must be taken to avoid a violation thereof.

(f)          Except as provided in Schedule 2.13(d) of Seller Disclosure Schedule, there are no outstanding Contracts made by Seller or, to Seller’s Knowledge, City National Bank for the construction or repair of any improvements to the Real Property which have not been fully paid for.

(g)          There are no material physical defects in the Real Property or the Improvements.

(h)          The Surveys, plans and specifications, warranties, and all other Contracts or documents required to be delivered to Purchaser pursuant to this Agreement, are true, correct and complete copies, and are in full force and effect, without default by any party and without any right of setoff.

(i)          All water, sewer, gas, electric, telephone, and drainage facilities and all other utilities required by Law for Seller’s continued use and operation of the Real Property as a jai alai facility (and with respect to the Miami Jai Alai Facility, as a jai alai facility and a slot machine facility) are installed, or may be installed without additional consent of any third party, across public property or valid easements to the boundary lines of the Real Property.

(j)          The zoning and land use designation of the Real Property permit the operation of the Business and the Improvements in connection therewith. Seller has obtained all licenses, permits, easements, and rights-of-way, including a use permit, required from all Governmental or Regulatory Authorities having jurisdiction over the Real Property or from private parties (i) for the use and operation of the Real Property as a jai alai facility (and with respect to the Miami Jai Alai Facility, as a jai alai facility and a slot machine facility) as presently conducted, (ii) for the use of the Real Property for commercial purposes, and (iii) to assure vehicular and pedestrian ingress to and egress from the Real Property.

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(k)          Seller has not received any notice from any insurance carrier of any defects or inadequacies in the Real Property, or in any portion thereof, which would adversely affect the insurability thereof or the cost of such insurance. Except as set forth on Schedule 2.13(d) of Seller Disclosure Schedule, there are no pending insurance claims relating to the Real Property.

(l)          Seller is not a “foreign person” within the meaning of Sections 1445(f)(3) or 1446(e) of the Code.

(m)        There is no default by any of the parties under the Revenue Sharing Agreements and no event has occurred which with notice and/or lapse of time would cause a default to occur thereunder. Seller shall not amend, modify, terminate or waive any provision of the Revenue Sharing Agreements prior to the Closing without Purchaser’s consent. Attached hereto as Schedule 2.13(m) is a list of the “Percentage Payments” or any other payments that have been made by Seller under the Revenue Sharing Agreements.

(n)          Seller owns all of the beneficial interests of the trust pursuant to which City National Bank, as trustee, owns portions of the Real Property (as such ownership is indicated on Schedule 2.13(a)).

2.14      Tangible Personal Property. Seller is in possession of and has good title to, or has valid leasehold interests in or valid rights under contract to use, all the Tangible Personal Property. As of the Closing Date, Seller shall be in possession of and have good and valid title to all such Tangible Personal Property. All the Tangible Personal Property is free and clear of all Liens, other than Permitted Liens, and is in good working order and condition, ordinary wear and tear, maintenance and replacement excepted, and its use complies in all material respects with all applicable Laws.

2.15       Intellectual Property Rights.

(a)          Seller has interests in or uses only the Intellectual Property disclosed in Schedule IV of Seller Disclosure Schedule in connection with the conduct of the Business, each of which Seller either has all right, title and interest in or a valid and binding right to use. No other Intellectual Property is used or necessary in the conduct of the Business as presently conducted.

(b)          Seller has the exclusive right to use the Intangible Personal Property.

(c)          All registrations with and applications to Governmental or Regulatory Authorities in respect of such Intellectual Property are valid and in full force and effect and are not subject to the payment of any past-due Taxes or maintenance fees or the taking of any other actions by Seller to maintain their validity or effectiveness.

(d)          No material conflict, violation, breach, default, termination, cancellation, acceleration or modification will result with respect to any Contract in respect of such Intangible Personal Property from the consummation of any of the transactions contemplated under this Agreement or any of the Ancillary Agreements.

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(e)          Seller has delivered or will make available to Purchaser documentation with respect to any and all computer programs or other know-how or trade secret included in such Intangible Personal Property (including casino, gaming and accounting software used in the operation of the Business, and the contents thereof), which documentation is accurate and sufficient in detail and content to identify and explain such invention, process, design, computer program or other know-how or trade secret and to facilitate its full and proper use without reliance on the special knowledge or memory of any Person.

(f)          Seller is not, nor has it received any notice that it is, in default (or with the giving of notice or lapses of time or both, would be in default) under any Contract to use such Intangible Personal Property. To Seller’s Knowledge, no such Intangible Personal Property is being infringed by any other Person. Seller has not received notice that Seller is infringing any Intellectual Property of any other Person, to Seller’s Knowledge, no claim is pending or has been made to such effect, and to Seller’s Knowledge, Seller is not infringing any Intellectual Property of any other Person.

2.16         Contracts.

(a)          Schedule 2.16(a) of Seller Disclosure Schedule (with paragraph references corresponding to those set forth below) contains a true and complete list of each of the following Contracts or other arrangements which is currently in existence and to which Seller is a party or by which any of the Assets are bound:

(i)          (A) all Contracts providing for a commitment of employment or consultation services for a specified term and payments or unspecified term to, or otherwise relating to employment or the termination of employment of, any Employee, the name, position and rate of compensation of each Employee party to such a Contract and the expiration date of each such Contract; and (B) any written or unwritten representations, commitments, promises, communications or courses of conduct (excluding any such Contracts referred to in clause (A)) involving an obligation of Seller to make payments in any year to any Employee;

(ii)         all Contracts with any Person containing any provision or covenant prohibiting or limiting the ability of Seller to engage in any business activity or compete with any Person or prohibiting or limiting the ability of any Person to compete with Seller;

(iii)        all partnership, joint venture, shareholders’ or other similar Contracts with any Person;

(iv)        all Contracts with distributors, dealers, manufacturer’s representatives, sales agencies or franchises with whom Seller deals;

(v)         all Contracts relating to Indebtedness of Seller;

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(vi)        all Contracts (other than this Agreement) providing for (A) the future disposition or acquisition of any assets or properties, including the Assets, and (B) any merger or other business combination;

(vii)       all Contracts between Seller, on the one hand, and any Affiliate of Seller, on the other hand;

(viii)      all Contracts (other than this Agreement) that limit or contain restrictions on the ability of Seller to incur Indebtedness or incur or suffer to exist any Lien, or to purchase or sell any Assets or to change the Business;

(ix)         all collective bargaining or similar union contracts covering an Employee or the Jai Alai players; and

(x)          all other Contracts that (A) involve the future payment or potential future payment, pursuant to the terms of any such Contract, by or to Seller of more than Twenty Five Thousand Dollars ($25,000) annually or (B) cannot be terminated within thirty (30) days after giving notice of termination without resulting in any cost or penalty to Seller.

(b)          Each Contract required to be disclosed in Schedule 2.16(a) of Seller Disclosure Schedule is in full force and effect and constitutes a legal, valid and binding agreement, enforceable in accordance with its terms, of each party thereto, and neither Seller nor any other party to such Contract is, or has received notice that it is, in violation or breach of or default under any such Contract (or with notice or lapse of time or both, would be in violation or breach of or default under any such Contract).

(c)          Except as set forth on Schedule 2.16(c) of Seller Disclosure Schedule, the execution, delivery and performance by a Seller Party of this Agreement and the Ancillary Agreements, and the consummation of the transactions contemplated hereby and thereby, will not (A) result in or give to any Person any right of termination, cancellation, acceleration or modification in or with respect to, (B) result in or give to any Person any additional rights or entitlement to increased, additional, accelerated or guaranteed payments under, or (C) result in the creation or imposition of any Lien upon either Seller Party or any of its assets and properties under any Contract.

2.17         Insurance. Schedule 2.17 of Seller Disclosure Schedule contains a true and complete list (including the names and addresses of the insurers, the names of the Persons to whom such policies have been issued, the expiration dates thereof, the annual premiums and payment terms thereof, whether it is a “claims made” or an “occurrence” policy and a brief description of the interests insured thereby) of all liability, property, workers’ compensation and other insurance policies currently in effect that insure Seller, the Business, the Employees or the Assets. Each such insurance policy is valid and binding and in full force and effect, no premiums due thereunder have not been paid, and Seller has not received any notice of cancellation or termination in respect to any such policy or is in default thereunder. Neither Seller nor the Person to whom such policy has been issued has received notice that any insurer under any policy referred to in this Section is denying Liability with respect to a claim thereunder or defending under a reservation of rights clause.

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2.18         Affiliate Transactions. Except as set forth on Schedule 2.18 of Seller Disclosure Schedule, (i) no officer, director, partner, shareholder or Affiliate of Seller provides or causes to be provided any assets, services or facilities used or held for use by Seller or in connection with the Business; and neither Seller nor the Business provides or causes to be provided any assets, services or facilities to any such officer, director, partner, shareholder or Affiliate; and (ii) Seller has not entered into or is party to any other transaction with any officer, director, partner, shareholder or Affiliate of Seller or any Affiliate of such Person.

2.19         Licenses; Environmental Matters.

(a)          Seller holds and is in compliance with all environmental permits and Licenses (the “Environmental Permits”) and with all other permits and Licenses that are required in order to own and operate the Business and the Assets, including all Gaming Licenses. Each such License is valid, binding, and in full force and effect, and neither the execution and delivery of this Agreement or any of the Ancillary Agreements nor the consummation of the transactions contemplated hereby or thereby, including the purchase and sale and/or transfer of the Assets hereunder, will result in any impairment, conflict, violation, breach, default, termination, cancellation, acceleration or modification of any such License. There are no revocation proceedings by any Governmental or Regulatory Authority pending regarding the Licenses and nothing has occurred that would give rise to any such revocation. Seller is not, nor has it received any notice that it is, in default (or with the giving of notice or lapse of time or both, would be in default under) any License, including the Gaming Licenses and the Environmental Permits. Each Environmental Permit is listed in Schedule 2.19(a) of Seller Disclosure Schedule.

(b)          The Assets and all Real Property owned, operated or leased by Seller has been and are in compliance with all applicable Environmental Laws.

(c)          Seller has not been notified by any Governmental or Regulatory Authority or third party of any pending or threatened claim or investigation arising under Environmental Laws (an “Environmental Claim”) against the Assets, the Business or Seller.

(d)          Seller has not been notified by any Governmental or Regulatory Authority or third party of any pending or threatened claim that, or investigation to determine whether, either the Assets, the Business or Seller may be a potential responsible party for environmental contamination or any Release of Hazardous Material, nor has Seller been notified that any site or facility now or previously owned, operated or leased by Seller is listed or proposed for listing on the NPL or any similar state or local list of sites requiring investigation or clean-up.

(e)          Seller has not entered into or agreed to any consent decree or order relating to compliance with any Environmental Law, to claims of property or natural resource damage, injury, nuisance or trespass under any Environmental Law or to investigation or cleanup of Hazardous Material under any Environmental Law.

(f)          Except for small above-ground tanks necessary to hold fuel for on-site generators, there are no aboveground or underground storage tanks located on, in or under any properties currently or formerly owned, operated or leased by Seller or any predecessor of the Business or Seller.

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(g)          Except for any Release of Hazardous Material caused by the use of the Real Property in the past as a cabinet shop and auto repair facility, no Releases of Hazardous Material have occurred at, from, in, on, to or under any property currently or formerly owned, operated or leased by Seller or any predecessor of the Business or Seller, and, based on the Phase II Environmental Site Assessment prepared by EE&G Environmental Services, LLC dated April 8, 2011 (the “Site Assessment”), no Hazardous Material is present in, on or about or is migrating to or from any such property that could give rise to an Environmental Claim by a Governmental or Regulatory Authority or third party against or any Liability or Losses to the Assets, the Business, or Seller. The Seller has delivered the Site Assessment to the Purchaser.

(h)          Neither Seller nor, to Seller’s Knowledge, any predecessors thereof has transported or arranged for the treatment, storage, handling, disposal, recycling or transportation of any Hazardous Material to any location that could result in an Environmental Claim against or any Liability or Losses to the Assets, the Business or Seller.

(i)          There is no material amount of asbestos, urea-formaldehyde material, polychlorinated biphenyl containing equipment or lead paint containing materials in, at or on any property owned, leased or operated by Seller.

(j)          Except for any Release of Hazardous Material caused by the use of the Real Property in the past as a cabinet shop and auto repair facility, or as described in the Site Assessment, there are no other circumstances involving environmental conditions that could give rise to an Environmental Claim against or any Liability or Losses to the Assets, the Business or Seller.

(k)          There have been no environmental investigations, studies, audits or tests that are in the possession, or control, of Seller, or its agents, with respect to any property currently or formerly owned, leased or operated by Seller which have not been delivered to Purchaser prior to execution of this Agreement.

2.20         Inventory; Accounts Receivable.

(a)          All the inventory of Seller (i) is accounted for at the lower of cost or market with cost as determined by using the First-In First-Out method, in accordance with GAAP, (ii) consists of a quality and quantity useable and salable in the Ordinary Course of Business consistent with past practice, subject to normal and customary allowances in the industry for spoilage, damage and outdated items. Except as set forth on Schedule 2.20 of Seller Disclosure Schedule, all items included in the inventory are the property of Seller, free and clear of any Lien other than Permitted Liens, have not been pledged as collateral, are not held by Seller on consignment from others and conform in all material respects to all standards applicable to such inventory or its use or sale imposed by Governmental or Regulatory Authorities.

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(b)          All Accounts Receivable that are reflected on the balance sheet contained in Seller’s most recent Financial Statements or on the accounting records of Seller as of the Closing Date represent or will represent valid obligations arising from sales actually made or services actually performed by Seller in the Ordinary Course of Business. To Seller’s Knowledge, there is no contest, claim, defense or right of setoff, other than returns in the Ordinary Course of Business of Seller, under any Contract with any account debtor of an Account Receivable relating to the amount or validity of such Account Receivable.

2.21         Vehicles. Schedule VI of Seller Disclosure Schedule contains a true and complete list of all motor vehicles (the “Vehicles”) owned or leased by Seller. Seller has good and valid title to, and has valid leasehold interests in or valid rights to use, each Vehicle, free and clear of all Liens other than Permitted Liens.

2.22         Entire Business. The Assets constitute all of the assets necessary for the conduct of the Business as it is currently being conducted. The Sale will effectively convey to Purchaser ownership of Seller and control of the entire Business and the Assets (free and clear of all Liabilities and Liens except for Assumed Liabilities and Permitted Liens), including all of the tangible and intangible property used by Seller (whether owned, leased or held under license by Seller) in connection with the conduct of the Business as heretofore conducted by Seller. Except as set forth in Schedule 2.23 of Seller Disclosure Schedule, there are no shared facilities or services relating to the Business, which are used in connection with any business or operations of Seller or any of its Affiliates.

2.23         Labor Matters.

(a)          Schedule 2.24 sets forth the name, address and current rate of compensation of each of the Employees. Seller is, and has at all times during the previous five (5) years been, in compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health, and is not engaged in any unfair labor practices as defined in the National Labor Relations Act or other applicable Law, ordinance or regulations.

(b)          There is no labor strike, dispute, slowdown, stoppage or lockout pending or threatened against or affecting the Business or Seller, and during the past three (3) years there has not been any such action.

(c)          No union represents any of the Employees other than the International Jai Alai Players Association, U.A.W. Local (“IJAPA” or “Jai Alai Players Association”) that represents jai alai players that perform and compete at the Miami Jai Alai and the Ft. Pierce Jai Alai frontons.

(d)          Seller is not a party to nor bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to the Employees, other than the Union Agreement.

(e)          None of the Employees is represented by any labor organization in their capacities as employees of Seller and, to Seller’s Knowledge, there are no current union organizing activities among the Employees, nor, to Seller’s Knowledge, does any question concerning representation exist concerning such Employees other than the Jai Alai Players Association.

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(f)          Seller has delivered or will make available to Purchaser a copy of all material written personnel policies, rules or procedures applicable to Employees.

(g)          Seller has not received notice of any unfair labor practice charge or complaint related to the conduct of the Business pending or threatened before the National Labor Relations Board or any other Governmental or Regulatory Authority.

(h)          Seller has not received notice of any grievance arising out of any collective bargaining agreement or other grievance procedure against either of such entities.

(i)          Seller has not received notice of any charges with respect to or relating to any of such entities pending before the Equal Employment Opportunity Commission or any other Governmental or Regulatory Authority responsible for the prevention of unlawful employment practices.

(j)          Seller has not received notice of the intent of any Governmental or Regulatory Authority responsible for the enforcement of labor or employment laws to conduct an investigation relating to the Business or otherwise of Seller.

(k)          Seller has not received notice of any complaints, lawsuits or other proceedings pending or threatened in any forum by or on behalf of any present or former employee, any applicant for employment or classes of the foregoing alleging breach of any express or implied contract of employment, any Law governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship with Seller.

(l)          The execution of, and performance of the transactions contemplated in, this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any benefit plan, policy, arrangement or agreement or any trust or loan that will or may result in any payment, acceleration, forgiveness of indebtedness, vesting, distribution, increases in benefits or obligation to fund benefits with respect to any Employee.

2.24         Compliance with WARN Act. Neither Seller nor the Business has effectuated (i) a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of any of such entities or (ii) a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of any of such entities, nor has any of such entities been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar Law. None of the Employees has suffered an “employment loss” (as defined in the WARN Act).

2.25         Brokers. Except as set forth on Schedule 2.25 of Seller Disclosure Schedule, all negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by Seller directly with Purchaser without the intervention of any other Person on behalf of Seller in such manner as to give rise to any valid claim by any Person against any of Purchaser for a finder’s fee, brokerage commission or similar payment.

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2.26         Disclosure of All Material Facts. No representation or warranty to Purchaser contained herein, and no statement contained in any certificate, schedule, list or other writing furnished to any of Purchaser pursuant to the provisions of this Agreement, when considered in the context of the other representations, warranties, statements and information so delivered, contains any untrue statement of a material fact or omits to state a material fact which is necessary in order to make the information given by or on behalf of Seller to Purchaser or its representatives not misleading.

2.27         Suppliers. Schedule 2.27 of Seller Disclosure Schedule contains a true and complete list of the names and addresses of the twenty (20) largest suppliers (indicating approximate dollar volume for each) of products and services to Seller in connection with the Business during the twelve (12) months ended prior to the date hereof, indicating the existing contractual arrangements, if any, for continued supply from each such firm. Seller has not received any notice of, and none of Seller knows of any reasonable basis for, any development which threatens to affect adversely Seller’s arrangements with its suppliers.

2.28         Immigration Matters. Seller has complied with all relevant provisions of Section 274A of the Immigration and Nationality Act, as amended (the “Immigration Act”). Without limiting the foregoing: (a) each “employee” (as that term is defined in the Immigration Act) of Seller is permitted to be so employed in the United States under the Immigration Act; (b) Seller has examined (and made copies of, if applicable) the documents presented by such employee to establish appropriate employment eligibility under the Immigration Act; (c) Seller has completed and required each employee hired on or since November 11, 1986 to complete a Form I-9 verifying employment eligibility under the Immigration Act; (d) Seller has retained each such respective completed Form I-9 for the length of time required under the Immigration Act; and (e) no monetary penalties have been assessed against Seller for violation of Section 274A of the Act.

2.29         Jai Alai Performances. Seller conducted a “full schedule of live racing or games” (as such term is defined in Section 550.002(11), Florida Statutes) at each of Miami Jai Alai and Ft. Pierce Jai Alai in each of the three (3) years preceding the Effective Date.

2.30         Intangible Personal Property. Seller owns all of the Intangible Personal Property, free and clear of any and all Liens except for Permitted Liens.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF Purchaser

Except as set forth in disclosure schedules delivered to Seller on or prior to the execution of this Agreement, Purchaser hereby represents and warrants to Seller Party as follows:

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3.01         Existence. Purchaser is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware. Purchaser has full limited liability company power and authority to execute and deliver this Agreement and the Ancillary Agreements and to perform its obligations thereunder and hereunder and to consummate the transactions contemplated thereby and hereby.

3.02         Authority. The execution and delivery by Purchaser of this Agreement, and the performance by Purchaser of its obligations hereunder, have been duly and validly authorized by the members and the managers of Purchaser, no other limited liability company action on the part of any of Purchaser being necessary. This Agreement has been duly and validly executed and delivered by Purchaser and constitutes a legal, valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms, except to the extent such enforceability (a) may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws relating to creditors’ rights generally and (b) is subject to general principles of equity.

3.03         No Conflicts. The execution and delivery by Purchaser of this Agreement and the Ancillary Agreements do not and the consummation of the transactions contemplated hereby will not:

(a)          conflict with or result in a violation or breach of any of the terms, conditions or provisions of the articles of organization or operating agreement of Purchaser;

(b)          subject to obtaining the consents, approvals and actions, making the filings and giving the notices with respect to HSR Act and applicable Gaming Laws, and except as set forth in Schedule 3.03(b), conflict with or result in a violation or breach of any term or provision of any Law or Order applicable to Purchaser (other than such conflicts, violations or breaches which could not in the aggregate reasonably be expected to materially and adversely affect the validity or enforceability of this Agreement); or

(c)          except as set forth in Section 3.03(b) or Schedule 3.03(b) or as could not, individually or in the aggregate, reasonably be expected to materially and adversely affect the ability of Purchaser to consummate the transactions contemplated hereby or to perform its obligations thereunder or hereunder, (i) conflict with or result in a violation or breach of, (ii) constitute (with or without notice or lapse of time or both) a default under, (iii) require Purchaser to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result or under the terms of, or (iv) result in the creation or imposition of any Lien upon Purchaser or any of its assets or properties under, any material Contract or License to which Purchaser is a party or by which any of its assets and properties is bound.

3.04         Governmental Approvals and Filings. Except as set forth in Section 3.03(b) or Schedule 3.03(b), no consent, approval, action, order or authorization of, or registration, declaration or filing with or notice to any Governmental or Regulatory Authority on the part of Purchaser is required in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, except where the failure to obtain any such consent, approval or action, to make any such filing or to give any such notice could not reasonably be expected to materially and adversely affect the ability of Purchaser to consummate the transactions contemplated by this Agreement or to perform its obligations hereunder.

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3.05         Legal Proceedings. There are no Orders outstanding and no Actions or Proceedings pending or, to the Knowledge of Purchaser, threatened against Purchaser which could reasonably be expected to result in the issuance of an Order restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement.

3.06         Brokers. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by Purchaser directly with Seller and Seller without the intervention of any Person on behalf of Purchaser in such manner as to give rise to any valid claim by any Person against any of Seller for a finder’s fee, brokerage commission or similar payment.

3.07         Independent Investigation. In making the decision to enter into this Agreement and any Ancillary Agreements and to consummate the transactions contemplated hereby and thereby, other than reliance on the representation, warranties, covenants and obligations of the Seller set forth in this Agreement and in the Ancillary Agreements, Purchaser has relied solely on its own independent investigation, analysis and evaluation of Seller (including Purchaser’s own estimate and appraisal of the value of the business, financial condition, Assets, Liabilities, operations and prospects of Seller). Purchaser confirms to Seller that Purchaser is sophisticated and knowledgeable in the businesses of Seller and is capable of evaluating the matters set forth above.

3.08         Alternative Purchasers. Except as set forth on Schedule 3.08, none of Purchaser or any of its Affiliates is or has been a party to any Contract of any nature, including any confidentiality agreement, nondisclosure agreement or any Contract of a like nature, with any third party that would, in any way, prevent or inhibit that party from entering a Competing Bid or becoming an Alternative Purchaser.

3.09         Resources. Purchaser has internal resources or financing commitments from responsible financial institutions (the “Financing Commitments”) available in connection with the acquisition of the Assets that are in an aggregate amount sufficient to consummate the transactions contemplated hereby. The Financing Commitments are in full force and effect and are legal, valid and binding obligations of Purchaser and the other parties thereto in accordance with their terms. There are no conditions precedent or other contingencies related to the funding of the full amounts set forth in the Financing Commitments other than as expressly set forth in the Financing Commitments. As of the date hereof, Purchaser has no reason to believe that it will be unable to satisfy on a timely basis any term or condition of closing to be satisfied by it contained in the Financing Commitments.

3.10         Licensing. Purchaser has filed all necessary forms with the Florida Department of Business & Professional Regulation, Division of Pari-Mutuel Wagering (the “Department”) and has provided the Department with any and all requested information. Purchaser will promptly inform Seller as to any discussions with the Department and the status of the licensing process.

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ARTICLE IV

COVENANTS OF Seller

Seller covenants and agrees with Purchaser that, at all times from and after the Effective Date until the Closing, Seller will comply with all covenants and provisions of this Article IV and other provisions of this Agreement, except to the extent: (a) Purchaser may otherwise consent in writing; or (b) Seller’s court-appointed receiver takes any action (or fails to take any action ) on Seller’s behalf that Seller does not have authority to prevent (or, in the case of a failure to act, to compel).

4.01         Regulatory and Other Approvals. Seller will, promptly after the Effective Date, or, for those actions, requests or filings that would require Seller to identify Purchaser as the transferee of any Assets, promptly following entry of the Sale Order, at Seller’s sole cost and expense:

(a)          take all commercially reasonable steps necessary or desirable to obtain all consents, approvals, actions, orders or authorizations of, or make all registrations, declarations or filings with and give all notices to Governmental or Regulatory Authorities or any other Person required of any of Seller, as applicable, to consummate the transactions contemplated hereby and by the Ancillary Agreements, and will diligently and in good faith strive to consummate the transactions contemplated hereby, and timely file any and all applications with the Division of Pari-Mutuel Wagering (jointly with Purchaser, if necessary), and take any and all other commercially reasonable steps necessary or reasonably required by Purchaser to obtain all consents, approvals, actions, orders or authorizations that may be required under the Gaming Laws in order to (x) permit Purchaser to obtain each of the Gaming Licenses that are held by Seller, (y) permit Purchaser to operate the Business, and (z) permit Purchaser to obtain the Slot Machine Licenses and to retain, install and operate slot machines at the Miami Jai Alai Facility, in each case, upon and after the consummation of the transactions contemplated hereby, including the purchase and sale of the Assets hereunder (collectively, the “Gaming License Approvals”);

(b)          provide such other information and communications to such Governmental or Regulatory Authorities or other Persons as Purchaser or such Governmental or Regulatory Authorities or other Persons may reasonably request in connection therewith;

(c)          cooperate with Purchaser in connection with the performance of its obligations under Sections 5.01 and 5.02 below;

(d)          provide, or cause to be provided, prompt notification to Purchaser when any such consent, approval, action, order, authorization, registration, declaration, filing or notice referred to in clause (a) above is obtained, taken, made or given, as applicable, and will advise Purchaser of any communications (and, unless precluded by Law, provide copies of any such communications that are in writing) with any Governmental or Regulatory Authority or other Person regarding any of the transactions contemplated by this Agreement or any of the Ancillary Agreements; and

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(e)          coordinate and cooperate with Purchaser in connection with determining whether any action by or in respect of, or filing with, any Governmental or Regulatory Authority is required, or any actions are required to be taken under, or consents, approvals or waivers are required to be obtained from parties to, Seller Material Contracts, in connection with the Sale or the other transactions contemplated by this Agreement.

4.02         HSR Filings. In addition to and not in limitation of Seller’ covenants contained in Section 4.01 above, Seller will (a) take promptly all actions necessary to make the filings required of it or its Affiliates under the HSR Act, (b) comply at the earliest practicable date with any request for additional information received by it or its Affiliates from the Federal Trade Commission or the Antitrust Division of the Department of Justice pursuant to the HSR Act, (c) cooperate with Purchaser in connection with Purchaser’s filing under the HSR Act and in connection with resolving any investigation or other inquiry concerning the transactions contemplated by this Agreement commenced by either the Federal Trade Commission or the Antitrust Division of the Department of Justice or state attorneys general and (d) upon Purchaser’s request, request early termination of the waiting period with respect to the Sale under the HSR Act.

4.03         Investigation by Purchaser.

(a)          Upon Purchaser’s entry into appropriate confidentiality arrangements with Seller, Seller will (i) provide Purchaser and its principals, affiliates, officers, directors, employees, agents, counsel, accountants, financial advisors, lenders, consultants and other representatives (together, “Representatives”) with full access, upon reasonable prior notice and during normal business hours and subject to Seller’s reasonable supervision, to its officers, agents and accountants and the Business, Assets and Books and Records, and (ii) furnish Purchaser and such Representatives with all such information and data (including, without limitation, copies of Contracts, Licenses, Benefit Plans and other Books and Records) concerning the Assets, the Business, the Assumed Liabilities and Seller as Purchaser or any of such Representatives reasonably may request in connection with such investigation.

(b)          Seller will deliver to Purchaser promptly after they become available and in any case within twenty (20) days after the end of each calendar month, an unaudited balance sheet of Seller as of the end of such month and unaudited statements of income of Seller for the one (1) month period then ending and the period since September 30, 2013. Such balance sheets and statements of income shall be consistent with GAAP (except for the exclusion of footnote disclosures and subject to year-end audit adjustments made in accordance with GAAP). All such balance sheets and statements of income shall be prepared in good faith, consistent with prior periods and derived from the Books and Records of Seller.

(c)          Seller will provide Purchaser with the following reporting for each of Seller’s business segments (Miami Jai-Alai Casino, Fort Pierce Jai-Alai and Summer Jai-Alai): Monthly Statement of Operations, Monthly Income Statement, Monthly/Weekly Cash Flow Statement, Monthly/Year To Date Balance Sheet; Monthly/Year To Date Trial Balance, Daily Cash Position Report, Daily Revenue Report (including gaming revenue statistics), and Monthly Accounts Payables Report.

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(d)          Seller will deliver to Purchaser monthly reports setting forth all hirings of, terminations of and resignations by any Employees of Seller, which reports shall specify (i) the age, gender and race (if known) of each such Employee; (ii) the date of termination or resignation; and (iii) the stated reason or cause (if known) for such termination or resignation.

(e)          Prior to Closing, Seller shall permit Purchaser to enter upon, inspect and examine, the Real Property and other Assets and to have such inspections thereof performed as Purchaser shall desire, as determined in Purchaser’s sole discretion, including, without limitation, inspections, tests and assessments pertaining to environmental matters, title, survey, zoning, land use, the physical condition of the Real Property and Improvements including structural and roof inspections, engineering studies, and otherwise do that which is necessary or desirable to determine the condition of the Real Property, the Assets and/or any part thereof and to make all necessary or desirable tests of the Real Property, the Assets and/or any part thereof including but not limited to, environmental assessments of the Real Property (the “Inspections”), provided that any Inspections shall not be disruptive to the Business. Purchaser shall pay for all costs and expenses of the Inspections (excepting therefrom the Surveys).

(f)          As promptly as practicable, Seller will deliver copies of all governmental License applications and other filings made between the Effective Date and the Closing Date by Seller with any Governmental or Regulatory Authority in connection with the operation of the Business or otherwise.

4.04         Conduct of Business. Seller shall conduct and operate the Business only in the Ordinary Course of Business. In addition, from the Effective Date through and including the Closing Date, Seller shall:

(a)          preserve and maintain all Licenses, including all Gaming Licenses;

(b)          preserve the goodwill of those suppliers and customers having material business relationships with Seller and the Business;

(c)          to the extent available, maintain policies of insurance with substantially the same insurance coverage as exists as of the Effective Date against loss or damage to the Assets and as regulated by applicable Law;

(d)          maintain the Assets, in the aggregate, in a condition comparable to their current condition, reasonable wear, tear and depreciation excepted, and except for Tangible Personal Property disposed of, sold or consumed in the Ordinary Course of Business; and

(e)          pay all undisputed post-petition ordinary course payables as they come due and make all undisputed post-petition payments related to Assumed Contracts that become or became due or payable pursuant to the terms thereof or otherwise in accordance with the Bankruptcy Court.

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4.05         Employee Matters.

(a)          Seller shall administer each Benefit Plan, or cause the same to be so administered, in all material respects in accordance with the applicable provisions of the Code, ERISA and all other applicable Laws. Seller shall promptly notify Purchaser in writing of each receipt by Seller (and furnish Purchaser with copies) of any notice of investigation or administrative proceeding by the IRS, Department of Labor, PBGC or other Person involving any Benefit Plan.

(b)          Seller shall fully comply with all Laws governing and/or regulating the termination of the employment relationship and satisfy all obligations arising on or prior to the Closing Date as an employer, including, without limitation, those imposed by the WARN Act, ERISA, COBRA, IRCA, OSHA, Title VII, the NLRA and any state or Federal law and/or regulation regulating wages, hours and/or working conditions of current and/or former employees, including, without limitation, applicants, retirees and those who in the future could be classified as such. Seller will deliver any and all appropriate notices required under the WARN Act no later than five (5) days after the date of this Agreement (or such other date as Purchaser shall approve in its reasonable discretion).

4.06         Certain Restrictions. From the Effective Date through and including the Closing Date, Seller shall not:

(a)          acquire or dispose of, or create any Lien other than a Permitted Lien on, any material Assets or waive, cancel, compromise or release any rights with respect to any material Assets or Included Contracts;

(b)          engage in any merger or other business combination;

(c)          enter into, amend, modify, terminate (partially or completely), reject, grant any waiver under or give any consent with respect to any Included Contract without Purchaser’s prior written consent, which shall not be unreasonably withheld or delayed;

(d)          enter into, amend, replace, modify, supplement, terminate (partially or completely), grant any waiver under or give any consent with respect to any Approved Gaming Contract or the Union Agreement without Purchaser’s prior written consent, which shall not be unreasonably withheld or delayed;

(e)          violate, breach or default under, or take or fail to take any action that (with or without notice or lapse of time or both) would constitute a violation or breach of, or default under, any term or provision of any Contract relating to the Business, the Assets or Seller;

(f)          incur, purchase, cancel, prepay or otherwise provide for a complete or partial discharge in advance of a scheduled payment date with respect to, or waive any right of Seller under, any Liability of or owing to Seller without Purchaser’s prior written consent, which shall not be unreasonably withheld or delayed;

(g)          engage in any transaction with any officer, director or Affiliate of Seller without Purchaser’s prior written consent, which shall not be unreasonably withheld or delayed;

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(h)         except as reasonably necessary to install a sprinkler system and emergency lighting at the Miami Jai Alai Facility, as required by the City of Miami and described in Schedule 2.13(d), make capital expenditures or commitments for additions to property, plant or equipment constituting capital assets in an amount exceeding Fifty Thousand Dollars ($50,000) with respect to any one project or related projects or in an amount exceeding Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate in any twelve (12) month period;

(i)           materially increase the salary, bonus or other compensation of any Employees of Seller, as applicable, other than pursuant to bonus plans that have been approved prior to the Effective Date and increases pursuant to employment agreements entered into prior to the Effective Date;

(j)           amend its articles of incorporation or bylaws or adopt any corporate action in any manner that would have an adverse effect on any of the transactions contemplated hereby;

(k)          fail to preserve intact the existing relationships with its material suppliers, customers and Employees and others with whom Seller has business relationships, and Seller shall cause Seller to (and Seller shall) continue marketing programs, billboard advertisements, promotions, advertising, player tournaments and events, bus programs and similar activities in the Ordinary Course of Business consistent with past practice and as permissible pursuant to Seller’s cash collateral budget applicable in the Bankruptcy Case. In that regard, Seller will not curtail marketing expenditures from historic levels, and will preserve billboard leases, marketing Contracts and bus programs. In the event a billboard, marketing Contract or bus program is subject to renewal, Seller will notify Purchaser and will consult with Purchaser as to whether such a Contract or program should be renewed;

(l)           change any of Seller’s current policies or practices relating to the extension of credit to customers or the collection from customers of receivables arising from gaming operations;

(m)         make or adopt any change in their accounting practices or policies;

(n)         make any adjustment to the Books and Records other than in respect of the conduct of Business in the Ordinary Course of Business;

(o)         issue, sell, pledge, transfer, dispose of, encumber or lease, or authorize the issuance, sale, pledge, transfer, disposition or lease of, or grant of an encumbrance on, any Asset or Included Contract of Seller (except to Purchaser in accordance with the provisions of this Agreement);

(p)          declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, of or with respect to its capital stock, partnership interests or other securities; or

(q)          acquire any interest in any corporation, partnership or other business organization or division thereof, or make any investment either by purchase of stock or securities, contributions of capital or property transfer.

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4.07         Delivery of Books and Records, Etc.; Removal of Property.

(a)          On the Closing Date, Seller will deliver to Purchaser all of the Books and Records and will deliver or make available to Purchaser at the location at which the Business is conducted all other Assets as are in such Person’s possession at other locations, and if at any time after the Closing, Seller discovers in its possession or under its control any other Books and Records or other Assets, it will forthwith deliver such Books and Records or other Assets to Purchaser.

(b)          Unless otherwise agreed to in writing, within sixty (60) days after the Closing Date, Seller shall remove all items of tangible Excluded Assets from the Real Property and Improvements. Such removal shall be at the sole cost and risk of Seller, including risk of loss and damage to such assets and properties. Purchaser shall have any Liability to Seller with respect to such removal and transportation. Seller shall be responsible for all repairs to the Real Property and Improvements due to any damage caused by any of them and their employees and agents in connection with the removal of such assets and properties.

4.08         Fulfillment of Conditions. Seller (a) will execute and deliver at the Closing each Ancillary Agreement, certificate, document and instrument that it is hereby required to execute and deliver as a condition to Closing, (b) will take all commercially reasonable steps necessary or desirable and proceed diligently and in good faith (i) to satisfy each condition to the obligations of Purchaser contained in this Agreement and (ii) to consummate all of the transactions contemplated by this Agreement, and (c) will not take or fail to take any action that, in either case, could reasonably be expected to result in the nonfulfillment of any obligation of any of Seller or Purchaser contained in this Agreement.

4.09         Notice and Cure. Seller will notify Purchaser in writing of, and contemporaneously will provide Purchaser with true and complete copies of any and all information or documents relating to, and will use all commercially reasonable efforts to cure before the Closing, any event, transaction or circumstance, promptly after it becomes known to it, occurring after the date of this Agreement that causes any covenant or agreement of Seller under this Agreement to be breached or that renders untrue any representation or warranty of Seller contained in this Agreement as if the same were made on or as of the date of such event, transaction or circumstance. No notice or update given pursuant to this Section shall have any effect on the representations, warranties, covenants or agreements contained in this Agreement for purposes of determining satisfaction of any condition contained herein or shall in any way limit Purchaser’s rights and remedies against Seller with respect to such breach or inaccuracy.

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4.10         Employees.

(a)          Promptly following entry of the Sale Order, Seller shall provide Purchaser with access to all Employees upon the terms and conditions set forth in this Agreement. Purchaser shall be entitled to conduct one-on-one meetings with select employees employed by Seller in connection with the Business on or after the entry of the Sale Order at such times as Purchaser shall reasonably request, and at such location in Miami, Florida and Ft. Pierce, Florida as shall be reasonably acceptable to Purchaser and Seller. In connection therewith, Seller shall provide Purchaser with access to complete personnel files of all employees employed by Seller, provided such access and disclosure does not violate any Laws. Following entry of the Sale Order, the parties may mutually agree that Seller provide Purchaser with space at the Real Property upon which Purchaser may establish an information center to be staffed and equipped by Purchaser at its sole cost and expense. After entry of the Sale Order, Purchaser shall also be entitled to make general distributions to all Employees of newsletters, brochures and other information relating to this transaction and their operations and the operations of their Affiliates. Such distributions may include distributions through the information center or by direct mail to the Employees. Within fifteen (15) days prior to the Closing, Purchaser shall provide Seller (i) a written list of all Employees of Seller that Purchaser intends to continue to employ immediately after the Closing (collectively, the “Continuing Employees”); and (ii) a written list of all Employees that Purchaser does not intend to retain as of the Closing (collectively, the “Affected Employees”). Seller shall not be liable for any severance, vacation pay, or accrued compensation relating to any Continuing Employees or Affected Employees for services rendered prior to the Closing Date. While it is the current intention of Purchaser to continue to employ the Continuing Employees on an at-will basis following the Closing, the parties acknowledge and agree that Purchaser shall have the right to terminate any such Continuing Employee at any time at or after the Closing. Seller shall not interfere or compete with Purchaser with respect to the employment of any Employee by Purchaser after the Closing, and shall cooperate with Purchaser with respect to the employment of Employees by Purchaser.

(b)          Notwithstanding anything to the contrary in this Article IV, Purchaser agrees to continue the employment of a certain amount of Employees of Seller at the Closing so that a WARN Act notification shall not be required to be issued by Seller. Seller shall provide to Purchaser, (i) within twenty (20) days but no later than ten (10) days prior to the Closing; and (ii) on the Closing Date, a list of all full time employees (as such term is defined under the WARN Act) of Seller whose employment has been terminated during the ninety (90) day period prior to each such date.

4.11         Transition Cooperation. It is the intention of Purchaser that Purchaser be in a position to operate the Business immediately following the Closing. Seller agrees to cooperate with Purchaser to effect the orderly transition at Closing from Seller’s accounting, payroll, human resources, general ledger, point of sale and similar information technology/information systems to those of Purchaser. In that regard, Seller agrees to cooperate with Purchaser prior to Closing in effecting such system conversions including any necessary testing, installations, run through, data input and the like on Purchaser’s communications equipment, human resources, data lines, information technology/information, network, inventory, accounts receivable, payroll and any other systems or networks to effect a smooth transition of the Business as of the Closing.

4.12         Conveyance of Portions of the Real Property. Seller and Parent each covenant that on or before the Closing, it shall cause the portions of the Real Property that are currently owned by Seller or Parent (as indicated on Schedule 2.13(a)) to be conveyed to Purchaser.

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4.13         Submission for Court Approvals.

(a)          At least 48 hours prior to serving or filing any motion, application, pleading, schedule, report and other paper (including memoranda, exhibits, supporting affidavits and evidence and other supporting documentation) in the Bankruptcy Case relating to or affecting this Agreement, including any filings relating to the motion to approve the Sale Procedures (the “Sale Procedures Motion”), the motion to approve the sale (the “Sale Motion”) or any pleading seeking subsequent relief related thereto, Seller shall provide a draft thereof to Purchaser and its counsel, and provide Purchaser with a reasonable opportunity to consult within such 48 hour period with Seller with respect to any and all such motions, applications, pleadings, schedules, reports and other papers.

(b)          Seller and Parent shall take all actions reasonably required to assume and assign the Included Contracts to Purchaser, including taking all actions reasonably required to obtain a Bankruptcy Court order containing a finding that the proposed assumption and assignment of the Included Contracts to Purchaser satisfies all applicable requirements of section 365 of the Bankruptcy Code.

(c)          Promptly upon the execution of this Agreement, Seller shall use reasonable best efforts to obtain as soon as possible, but subject to the full notice requirements of the Bankruptcy Code and Bankruptcy Rules, the Sale Procedures Order and the Sale Order. Each of the Sale Procedures Order and Sale Order shall be in form and substance satisfactory to Purchaser.

(d)          If the Sale Order shall be appealed by any Person (or if any petition for certiorari or motion for reconsideration, amendment, clarification, modification, vacation, stay, rehearing, reargument or leave to appeal shall be filed with respect to any such order), Seller and Purchaser will cooperate in taking steps to reasonably diligently defend such appeal, petition or motion and use reasonable best efforts to obtain an expedited resolution of any such appeal, petition or motion.

(e)          Supplement to Seller Disclosure Schedule. From time to time before the Closing, Seller shall have the right (but not the obligation) to supplement or amend the Seller Disclosure Schedule with respect to any matter hereafter arising or of which it becomes aware after the date hereof (each a “Schedule Supplement”). Any disclosure in any such Schedule Supplement shall not be deemed to have cured any inaccuracy in or breach of any representation or warranty contained in this Agreement, including for purposes of the termination rights contained in this Agreement or of determining whether or not the conditions set forth in Article VI have been satisfied; provided, however, that if Purchaser has the right to, but does not elect to, terminate this Agreement within five (5) Business Days of its receipt of such Schedule Supplement, then Purchaser shall be deemed to have irrevocably waived any right to terminate this Agreement with respect to such matter.

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ARTICLE V

COVENANTS OF Purchaser

Purchaser covenants and agrees with Seller that, at all times from and after the date hereof until the Closing, it will comply with all covenants and provisions of this Article V, except to the extent Seller may otherwise give its affirmative consent in a separate writing.

5.01         Regulatory and Other Approvals. Purchaser will as promptly as practicable, at its sole cost and expense:

(a)          take all commercially reasonable steps necessary or desirable to obtain all consents, approvals, actions, orders or authorizations of, or make all registrations, declarations or filings with and give all notices to Governmental or Regulatory Authorities or any other Person required of Purchaser to consummate the transactions contemplated hereby and by the Ancillary Agreements, including without limitation, promptly but no more than ten (10) days after the later to occur of (1) the Effective Date, or (2) the date on which the applicable Seller provide to Purchaser all information, documentation, plans and other items that are required under applicable Law to be submitted by such Seller, file any and all applications with the Division of Pari-Mutuel Wagering (jointly, with Seller, if necessary) that may be necessary or reasonably required of Purchaser to obtain all Gaming License Approvals;

(b)          provide such other information and communications to such Governmental or Regulatory Authorities or other Persons as such Governmental or Regulatory Authorities or other Persons may reasonably request in connection therewith; and

(c)          provide reasonable cooperation to Seller in connection with the performance of its obligations under Section 4.01(a) and Section 4.02 above.

(d)          Purchaser will provide, or cause to be provided, notification to Seller when any such consent, approval, action, order, authorization, registration, declaration, filing or notice referred to in clause (a) above is obtained, taken, made or given, as applicable, and will advise Seller of any communications (and, unless precluded by Law, provide copies of any such communications that are in writing) with any Governmental or Regulatory Authority or other Person regarding any of the transactions contemplated by this Agreement.

5.02         HSR Filings. In addition to and not in limitation of Purchaser’s covenants contained in Section 5.01 above, Purchaser will (a) take promptly all actions necessary to make the filings required of it or its Affiliates under the HSR Act, (b) comply at the earliest practicable date with any request for additional information received by it or its Affiliates from the Federal Trade Commission or the Antitrust Division of the Department of Justice pursuant to the HSR Act and (c) cooperate with Seller in connection with Seller’ filing under the HSR Act and in connection with resolving any investigation or other inquiry concerning the transactions contemplated by this Agreement commenced by either the Federal Trade Commission or the Antitrust Division of the Department of Justice or state attorneys general.

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5.03         Fulfillment of Conditions. Purchaser (a) will execute and deliver at the Closing each Ancillary Agreement, certificate, document and instrument that it is hereby required to execute and deliver as a condition to the Closing, (b) will take all commercially reasonable steps necessary or desirable and proceed diligently and in good faith (i) to satisfy each condition to the obligations of Seller contained in this Agreement, and (ii) to consummate all of the transactions contemplated in this Agreement, and (c) will not take or fail to take any action that could reasonably be expected to result in the nonfulfillment of any obligation of any of Seller or Purchaser contained in this Agreement.

5.04         Termination of Agreements with Competing Bidders. Purchaser will, and will cause its Affiliates, to terminate, effective as of the Effective Date, any Contract of any nature, including any confidentiality agreement, nondisclosure agreement or any Contract of a like nature, with any third party that would, in any way, prevent or inhibit that third party from entering a Competing Bid or becoming an Alternative Purchaser.

5.05         Financing Commitments. On or before March 19, 2014, Purchaser will deliver to Seller written evidence of a firm, irrevocable commitment for financing or other evidence of Purchaser’s ability to consummate the transactions contemplated by this Agreement.

ARTICLE VI

CONDITIONS TO OBLIGATIONS OF PURCHASER

The obligations of Purchaser hereunder to purchase the Assets and to consummate the transactions contemplated hereunder are subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by Purchaser in its sole discretion):

6.01         Representations and Warranties. All of the representations and warranties made by Seller in this Agreement (considered collectively), and each of these representations and warranties (considered individually), shall have been true and correct as of the Effective Date (except that those representations and warranties that address matters only as of a specified date shall be true and correct in all respects as of that specified date), and shall be true and correct on and as of the Closing Date as though made on and as of the Closing Date.

6.02         Performance. Seller shall have performed and complied with, in all material respects, each agreement, covenant and obligation required by this Agreement to be so performed or complied with by it, at or before the Closing (including, without limitation, the delivery by Seller of all of the documents and other instruments required to be so delivered at the Closing).

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6.03         Orders and Laws. There shall not be in effect on the Closing Date any Order or Law restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement or any of the Ancillary Agreements or which could reasonably be expected to otherwise result in a material diminution of the benefits of the transactions contemplated by this Agreement or any of the Ancillary Agreements to Purchaser, and there shall not be pending on the Closing Date any Action or Proceeding in, before or by any Governmental or Regulatory Authority which could reasonably be expected to result in the issuance of any such Order or the enactment or promulgation of any such Law or which could reasonably be deemed applicable to Purchaser or the transactions contemplated by this Agreement or any of the Ancillary Agreements.

6.04         Regulatory Consents and Approvals. All consents, approvals, actions, orders or authorizations of, all registrations, declarations or filings with and all notices to any Governmental or Regulatory Authority necessary to permit Purchaser and each of Seller to perform their respective obligations under this Agreement and the Ancillary Agreements and to consummate the transactions contemplated hereby and thereby shall have been duly obtained, made or given, shall be in form and substance satisfactory to Purchaser in its sole and absolute discretion, shall be in full force and effect, shall not be subject to any condition that has not been satisfied or waived and not subject to any condition or contingency and all terminations or expirations of waiting periods imposed by any Governmental or Regulatory Authority necessary for the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, including under the HSR Act, shall have occurred. Without limiting the generality of the foregoing, Purchaser shall have received evidence, satisfactory to Purchaser in its reasonable discretion, of the issuance of all consents, approvals, actions, orders or authorizations (or in lieu thereof waivers) under Gaming Laws described in Section 4.01(a) or Section 5.01(a) (which include the Gaming License Approvals), and evidence of effectiveness of each Gaming License as of the Closing Date. As of the Closing Date, each of Seller’s Gaming Licenses, including the Slot Machine Licenses, shall be valid and binding, Seller shall not be in default under Seller’ Gaming Licenses, including the Slot Machine Licenses, there shall be no revocation proceedings by any Governmental or Regulatory Authority pending regarding Seller’s Gaming Licenses, including the Slot Machine Licenses, and nothing shall have occurred that would give rise to any such revocation.

6.05         Consents. Unless waived in writing by Purchaser, any consents to the performance by Purchaser or Seller of their obligations under this Agreement and the Ancillary Agreements or to the consummation of the transactions contemplated hereby and thereby as are required under any Contract to which any such Person is a party or by which any of their respective assets and properties are bound (a) shall have been obtained, (b) shall be in form and substance satisfactory to Purchaser in its sole and absolute discretion, (c) shall not be subject to the satisfaction of any condition that has not been satisfied or waived, and (d) shall be in full force and effect.

6.06         Absence of Changes. From the Effective Date through the Closing Date, there shall have been no Material Adverse Change, or any event or development, which individually or together with other such events, could be reasonably expected to result in a Material Adverse Change.

6.07         FIRPTA Certificate. Purchaser shall have received from Seller an affidavit (the “FIRPTA Affidavit”) in the form required by the Treasury Regulations issued pursuant to Section 1445 of the Code. Notwithstanding anything to the contrary set forth herein, if Seller fails to provide Purchaser with such affidavit, Purchaser shall be entitled to waive the requirement above for a FIRPTA Affidavit and withhold the requisite amounts from the Purchase Price payments in accordance with Section 1445 of the Code.

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6.08         Sale Order. The Bankruptcy Court shall have entered the Sale Order, the Sale Order shall have become a Final Order and the Sale Order shall not have been terminated, revoked, reversed, stayed or modified without Purchaser’s written consent.

ARTICLE VII

CONDITIONS TO OBLIGATIONS OF SELLER

The obligations of Seller hereunder to sell the Assets are subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by Seller in its sole discretion):

7.01         Representations and Warranties. The representations and warranties made by Purchaser in this Agreement shall be true and correct in all material respects on and as of the Closing Date as though made on and as of the Closing Date (except that those representations and warranties that address matters only as of a specified date shall be true and correct in all material respects as of that specified date).

7.02         Performance. Purchaser shall have performed and complied with, in all material respects, the agreements, covenants and obligations required by this Agreement to be so performed or complied with by Purchaser at or before the Closing.

7.03         Orders and Laws. There shall not be in effect on the Closing Date any Order or Law restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement.

7.04         Regulatory Consents and Approvals. All consents, approvals and actions of, filings with and notices to any Governmental or Regulatory Authority necessary to permit Purchaser and to perform their respective obligations under this Agreement and to consummate the transactions contemplated hereby, shall have been duly obtained, made or given, and shall be in full force and effect and all terminations or expirations of waiting periods imposed by any Governmental or Regulatory Authority necessary for the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, including under the HSR Act, shall have occurred.

7.05         Sale Order. The Bankruptcy Court shall have entered the Sale Order in a form and substance reasonably satisfactory to Seller and the Sale Order shall not have been terminated, revoked, reversed, stayed or modified.

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ARTICLE VIII

NO SURVIVAL

8.01         No Survival of Representations and Warranties. The parties hereto agree that the representations and warranties contained in this Agreement shall not survive the Closing hereunder, and none of the parties shall have any liability to each other after the Closing for any breach thereof. The parties hereto agree that the covenants contained in this Agreement to be performed at or after the Closing shall survive the Closing hereunder, and each party hereto shall be liable to the other after the Closing for any breach thereof.

8.02         “AS-IS” TRANSACTION.          . PURCHASER HEREBY ACKNOWLEDGES AND AGREES THAT, FROM AND AFTER THE CLOSING DATE, SELLER MAKES NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, EXPRESS OR IMPLIED, WITH RESPECT TO ANY MATTER RELATING TO THE PROPERTY OR BUSINESS INCLUDING INCOME TO BE DERIVED OR EXPENSES TO BE INCURRED IN CONNECTION WITH THE PROPERTY, THE PHYSICAL CONDITION OF ANY PERSONAL PROPERTY COMPRISING A PART OF THE PROPERTY OR WHICH IS THE SUBJECT OF ANY OTHER LEASE OR CONTRACT TO BE ASSUMED BY PURCHASER AT THE CLOSING, THE ENVIRONMENTAL CONDITION OR OTHER MATTER RELATING TO THE PHYSICAL CONDITION OF ANY REAL PROPERTY OR IMPROVEMENTS WHICH ARE THE SUBJECT OF ANY REAL PROPERTY LEASE TO BE ASSUMED BY PURCHASER AT THE CLOSING, THE ZONING OF ANY SUCH REAL PROPERTY OR IMPROVEMENTS, THE VALUE OF THE PROPERTY (OR ANY PORTION THEREOF), THE TRANSFERABILITY OF PROPERTY, THE TERMS, AMOUNT, VALIDITY OR ENFORCEABILITY OF ANY ASSUMED LIABILITIES. THE TITLE OF THE PROPERTY (OR ANY PORTION THEREOF), THE MERCHANTABILITY OR FITNESS OF THE PERSONAL PROPERTY OR ANY OTHER PORTION OF THE PROPERTY FOR ANY PARTICULAR PURPOSE, OR ANY OTHER MATTER OR THING RELATING TO THE PROPERTY OR BUSINESS OR ANY PORTION THEREOF. WITHOUT IN ANY WAY LIMITING THE FOREGOING, SELLER HEREBY DISCLAIMS ANY WARRANTY, EXPRESS OR IMPLIED, OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE AS TO ANY PORTION OF THE PROPERTY. ACCORDINGLY, IF THE CLOSING OCCURS, PURCHASER WILL ACCEPT THE PROPERTY AND THE BUSINESS AT THE CLOSING “AS IS,” “WHERE IS,” AND “WITH ALL FAULTS.”

ARTICLE IX

TAX MATTERS AND POST-CLOSING TAXES

9.01         Transfer Taxes. Purchaser shall pay all of the sales, use, value added, transfer, stamp, documentary, registration, recording, stock transfer and other similar taxes and fees in connection with the transactions contemplated hereby (collectively, “Transfer Taxes”), and shall indemnify, defend, and hold harmless Seller with respect to such Transfer Taxes. At Seller’s option, which may be exercised by Seller in its sole and absolute discretion, Seller may file all necessary documentation and Tax Returns with respect to such Transfer Taxes, together with payment of such Taxes, if applicable, provided that in such case, Purchaser shall furnish to Seller such Taxes prior to the time required for payment, and provided further that to the extent required by law, Purchaser will file such Tax Returns and pay such Taxes or will join in the execution of any such Tax Returns. Seller and Purchaser shall cooperate and use reasonable best efforts to utilize Bankruptcy Code section 1146(a) to minimize the amount of any Transfer Taxes that may be incurred in connection with the Sale.

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ARTICLE X

bankruptcy court matters

10.01         Competing Transaction. This Agreement is subject to approval by the Bankruptcy Court and the consideration by Seller of higher or better competing bids (each a “Competing Bid”) solely in accordance with the procedures specified in the Sale Procedures Order.

10.02         Bankruptcy Court Actions. Promptly following the Effective Date, Seller shall file with the Bankruptcy Court all papers and take all actions reasonably necessary to obtain entry of the Sale Procedures Order and the Sale Order. Without limiting the foregoing, Sellers shall provide actual notice of the relief sought to be obtained through entry of the Sale Procedures Order and the Sale Order, in form and substance reasonably acceptable to Purchaser, to (a) Governmental Bodies who have asserted or, in the Seller’s or Purchaser’s reasonable judgment, could assert claims against Seller, and (b) any other Person who has asserted or, in the Seller’s or Purchaser’s reasonable judgment, could assert claims against Seller.

10.03         Approval of Break-up Fee. In consideration for Purchaser’s execution of this Agreement subject to potential competing offers, as an express condition precedent to Purchaser’s agreement to serve as the “stalking horse” in Seller’s sale process, and as a material inducement and incentive offered by Seller to Purchaser in order to obtain that agreement, Seller shall pay the Break-up Fee to Purchaser on the terms and conditions of, and in strict accordance with, the Sale Procedures Order.

ARTICLE XI

TERMINATION

11.01         Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned:

(a)          at any time before the Closing, by mutual written agreement of Seller, on the one hand, and Purchaser, on the other; or

(b)          at any time before the Closing, by Purchaser, on the one hand, or Seller, on the other hand, in the event that any (i) final non-appealable Order of any Governmental or Regulatory Authority, or (ii) Law becomes effective, in either case restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement, upon notification by the terminating party to the non-terminating party provided that the terminating party is not then in material breach of this Agreement and, with respect to any Order described in clause (i) above, such Order shall not have been initiated or caused, in whole or in part, by the terminating party; or

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(c)          at any time before the Closing, by Seller, on the one hand, or Purchaser, on the other, (i) in the event of a material breach of this Agreement by the non-terminating party if such non-terminating party fails to cure such breach within twenty (20) Business Days following notification thereof by the terminating party; provided, however, that neither party shall have a right to terminate this Agreement based upon or arising out of any inaccuracy in or breach of any of the representations or warranties contained in this Agreement if the other party had Knowledge of such inaccuracy or breach before the Effective Date, and provided further that Purchaser’s right to terminate this Agreement for Seller’s breach of the representations and warranties made at Section 2.26 shall only become effective upon a ruling by the Bankruptcy Court that such breach would give rise to a Material Adverse Change, or (ii) upon notification by the terminating party to the non-terminating party, if any of the conditions to the terminating party’s obligations under this Agreement as set forth in Article VI or Article VII shall not have been fulfilled on or before such time as is set forth in such provision, or if no time is set forth in such provision, by 11:59 P.M., E.T. on April 15, 2014 (or such later date as the parties may agree upon in writing) (the “Expiration Time”), or if any of such conditions will be impossible or impracticable, with the use of commercially reasonable efforts, to be fulfilled by the Expiration Time if the failure of such condition to be satisfied is not caused by a breach hereof by the terminating party; or

(d)          at any time after the Expiration Time, by Seller, on the one hand, or Purchaser, on the other, upon notification by the terminating party to the non-terminating party, if the Closing shall not have occurred on or before such date and such failure to consummate is not caused by a breach of this Agreement by the terminating party; or

(e)          at any time before the Closing by Purchaser in the event that any of the Gaming Licenses has been cancelled, terminated, suspended or modified in any material respect; or

(f)          by Purchaser, at any time before the Closing, in the event that (i) any or all of Summit or the Summit Lenders foreclose or otherwise realize upon their mortgage or security interest in any or all of the Assets, other than as a credit bidder in accordance with the Sale Procedures Order, or (ii) Seller no longer has the right to use the lenders’ cash collateral; or

(g)          Automatically, if:

(i)          at the conclusion of the Bankruptcy Court’s hearing to approve the Sale (the “Sale Hearing”) Purchaser is not determined by the Bankruptcy Court to be the Successful Bidder or a backup bidder; or

(ii)         the Bankruptcy Court enters any order approving an Alternative Transaction and the Purchaser has not been determined to be the backup bidder.

(h)          By Purchaser upon written notice given to Seller:

(i)          unless, on or prior to December 20, 2013, the Bankruptcy Court has entered the Sale Procedures Order;

(ii)         unless, on or prior to March 30, 2014, the Bankruptcy Court has entered the Sale Order;

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(iii)        if Seller seeks to have the Bankruptcy Court enter an order dismissing the Bankruptcy Case or converting it to a case under Chapter 7 of the Bankruptcy Code, or appointing a trustee in the Bankruptcy Case or appointing a responsible officer or an examiner with enlarged powers relating to the operation of Sellers’ businesses (beyond those set forth in Section 1106(a)(3) or (4) of the Bankruptcy Code) under Bankruptcy Code Section 1106(b), or such an order of dismissal, conversion or appointment is entered for any reason and is not be reversed or vacated within three days after the entry thereof; or

(iv)        if the Sale Order has been revoked, rescinded or modified in any material respect and the order revoking, rescinding or modifying such order(s) shall not be reversed or vacated within three days after the entry thereof; provided that Purchaser shall have the right to designate any later date for this purpose in its sole discretion.

11.02         Effect of Termination. If this Agreement is validly terminated pursuant to Section 11.01 above, then, except as set forth in this Section 11.02, this Agreement will forthwith become null and void and neither Seller nor Purchaser (nor any of their respective officers, directors, employees, agents or other Representatives or Affiliates) shall have any Liability or further obligation under this Agreement, except that the provisions of Article XIII and any other provision of this Agreement which specifically provides that it will survive termination will continue to apply in accordance with their terms following any such termination. Notwithstanding any other provision in this Agreement to the contrary, (i) upon termination of this Agreement by Purchaser pursuant to clauses (b), (c), (d), (e), (f) or (h) of Section 11.01 above, Seller will remain liable to Purchaser for any breach of this Agreement by Seller existing at the time of such termination, and (ii) upon termination of this Agreement by Seller pursuant to clauses (b), (c) or (d) of Section 11.01 above, Purchaser will remain liable to Seller for any breach of this Agreement by Purchaser existing at the time of such termination, and in either such case, Seller or Purchaser, as the case may be, may seek such remedies, including damages and costs and expenses, against the other with respect to any such breach as are provided in this Agreement or as are otherwise available at Law or in equity.

ARTICLE XII

DEFINITIONS

12.01         Defined Terms. As used in this Agreement, the following defined terms have the meanings indicated below:

“Accounts Receivable” has the meaning ascribed to it in the definition of “Assets” set forth below.

“ACSM” means the American Congress on Surveying and Mapping.

“Actions or Proceedings” means any action, suit, investigation, proceeding, or arbitration, including but not limited to any action, suit, investigation, proceeding, or arbitration by any Governmental or Regulatory Authority.

“Advance Reservations” has the meaning ascribed to it in the definition of “Assets” set forth below.

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“Affected Employees” has the meaning ascribed to it in Section 4.12.

“Affiliate” means any Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified. For purposes of this definition, control of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by Contract or otherwise and, in any event and without limitation of the previous sentence, any Person owning ten percent (10%) or more of the voting securities of another Person shall be deemed to control that Person.

“Agreement” means this Asset Purchase Agreement and the Exhibits, Seller Disclosure Schedule, any Purchaser disclosure schedules delivered under Article III, any other schedules hereto and the certificates delivered in accordance with Section 7.01, as the same shall be amended from time to time.

“Ancillary Agreement” means each of those agreements necessary to Close this transaction, including the FIRPTA Affidavit, Seller’s affidavits, and such other documents, instruments, or agreements reasonably requested by any party.

“Assets” means, collectively, all of the properties, assets and rights of every nature, kind and description, tangible and intangible (including goodwill), whether real, personal or mixed, whether accrued, contingent or otherwise, and whether now existing or hereafter acquired (other than the Excluded Assets) used or held for use in connection with the Business or otherwise owned by Seller, free and clear of all Liens except for Permitted Liens, including but not limited to such properties, assets and rights in the following:

(a)          The Real Property. The real property described in Schedule I of Seller Disclosure Schedule, and all of the rights arising out of the ownership thereof or appurtenant thereto (including, without limitation, any and all easements relating thereto) (the “Real Property”), together with all buildings, structures, facilities, fronton, fixtures and other improvements thereto (the “Improvements”) and all licenses, permits, approvals, entitlements, land use/zoning rights and qualifications relating to the Real Property issued to Seller by any Governmental or Regulatory Authority;

(b)          Included Contracts. Subject to Section 1.07, the following contracts (collectively the “Included Contracts”): (A) each of the player contracts between Seller and the Jai Alai players set forth on Schedule II of Seller Disclosure Schedule (collectively, the “Player Contracts”); (B) the Union Agreement; (C) the Operating Agreements; and (D) such other contracts as set forth on Schedule II of Seller Disclosure Schedule;

(c)          Tangible Personal Property. All furniture, fixtures, slot machines, gaming equipment, other equipment, machinery, appliances, consumables, inventory, merchandise, liquor, food, supplies, spare and replacement parts, computers, radio frequencies, gaming and betting tables and paraphernalia, inventory, cards, wagering tickets, chips and tokens and other related wagering equipment, point of sale equipment, maintenance equipment, signs and signage, cleaning supplies, uniforms, jai alai sports equipment and paraphernalia, silverware, glassware, chinaware, pots, pans and utensils and supplies used or held for use in connection with the operation of the Business, and other tangible personal property owned by Seller, including, without limitation, the items listed in Schedule III of Seller Disclosure Schedule (the “Tangible Personal Property”);

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(d)          Other Rights. All third party guarantees, warranties, indemnities and similar rights in favor of Seller or with respect to any Asset;

(e)          Reservations Customer Credit Files and Telephone Numbers. All advance reservations, bookings, security deposits and payments made to Seller on or prior to the Closing Date with regard to any reservations for events following the Closing Date (the “Advance Reservations”), and original customer credit files with respect to the conduct of the Business and any telephone numbers used exclusively in connection with the Business;

(f)          Books and Records. All Books and Records, including customer lists and customer databases relating to the Business (the “Business Customer Lists”) and all Books and Records required by Law to be maintained at the Business;

(g)          Intangible Personal Property. All (i) Gaming Licenses (including Seller’s Slot Machine License), (ii) other Licenses relating or pertaining to the Intellectual Property, the Business or the Assets, (iii) Intellectual Property used or held for use and necessary to conduct the Business as it is presently conducted (including, without limitation, player tracking systems, the URLs and http://www.fla-gaming.com/miami/index.html, http://www.jaialai.net/, http://www.casinomiami.net, http://www.casinomiamijaialai.com and any other websites used in connection with the Business, including the design and content thereof, cashless wagering systems and intangible associated equipment, and all goodwill associated therewith), and all rights, privileges, claims, causes of action and options relating or pertaining to the Intellectual Property, the Business or the Assets, including without limitation the Intangible Personal Property listed in Schedule IV of Seller Disclosure Schedule (collectively, the “Intangible Personal Property”);

(h)          Surveys. All surveys, as-built surveys, plans and specifications in the possession, or control, of Seller or its agents (e.g., surveyors) relating to the Real Property as set forth on Schedule V of Seller Disclosure Schedule (the “Surveys”);

(i)          Accounts Receivable. All accounts receivable and other rights to payment of Seller resulting from the operation of the Business prior to the Closing, and the full benefit of all security for such accounts or rights to payment, including all trade accounts receivable representing amounts receivable in respect of goods shipped or products sold or services rendered by Seller; all other accounts or notes receivable of Seller and the full benefit of all security for such accounts or notes; and any claim, remedy or other right related to any of the foregoing;

(j)          Cash on Hand, insurance proceeds and condemnation awards with respect to Assets;

(k)          Other Assets. All other assets and properties, other than the Excluded Assets, of Seller used or held for use in connection with the Business, including but not limited to those set forth on Schedule VI of Seller Disclosure Schedule (the “Other Assets”); and

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(l)          Credits. The Tax Credits.

“Assumed Liabilities” means:

a.           Miami-Dade County Promissory Note.

b.           Miami-Dade County Parking Loans.

c.           Miami-Dade County Letter Agreement.

d.           Accounts payable for goods and services outstanding as of the Petition Date that were incurred in the ordinary course of Seller’s business (collectively, “Ordinary Course Payables”). Ordinary Course Payables will not include: (a) any intercompany payables or other amounts due to any of Seller’s insiders, Affiliates, or Affiliates of any insiders; (b) any payable or other amounts due that were not incurred in the ordinary course of Seller’s business; or (c) any claims relating to Seller’s rejection or termination of any contract or lease, including its contract with Miami Casino Management, LLC. Purchaser and Seller agree to cooperate in good faith and use reasonable best efforts to agree prior to February 28, 2014 upon a schedule setting forth the Ordinary Course Payables to be assumed hereunder.

e.           Included Contracts. Subject to the provisions of Section 1.07, all obligations of Seller under the Included Contracts arising and to be performed on or after the Closing Date, and excluding any such obligations arising or to be performed prior to the Closing Date;

f.            Reservations. All obligations of Seller with respect to Advance Reservations; and

g.           Uncashed Tickets. Subject to Section 1.09, Liabilities for Uncashed Tickets.

“Avoidance Actions” means any claim, right or cause of action of Seller arising under sections 544 through 553 of the Bankruptcy Code, except for any such actions (i) against Purchaser or any of its Affiliates; (ii) related to Assumed Liabilities or Included Contracts or against parties holding Assumed Liabilities of counter-parties to Included Contracts; or (iii) in connection with any setoffs related to Acquired Assets.

“Bankruptcy Case” has the meaning ascribed to it in the forepart of this Agreement.

“Bankruptcy Code” has the meaning ascribed to it in the forepart of this Agreement.

“Bankruptcy Court” has the meaning ascribed to it in the forepart of this Agreement.

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“Benefit Plan” means any Plan established by Seller, or any predecessor or Affiliate of Seller, existing at the Closing Date or prior thereto, to which Seller contributes or has contributed, or under which any employee, former employee or director of Seller or any dependent or beneficiary thereof is covered, is eligible for coverage or has benefit rights.

“Books and Records” means all files, documents, instruments, papers, books and records relating to the Business, Assets, Indebtedness, Liabilities, Seller, or condition of Seller, including, without limitation, lists of suppliers, books of accounts, financial statements, Tax Returns and related work papers and letters from accountants, budgets, pricing guidelines, ledgers, journals, deeds, title policies, minute books, stock certificates and books, stock transfer ledgers, stock transfer books, corporate seals, Contracts, Licenses, customer lists, computer files and programs, retrieval programs, operating data and plans, environmental studies, audits, plans, surveys, designs, models and specifications, whether contained in an electronic database or any other form.

“Break-Up Fee” has the meaning ascribed to it in Section 13.15.

“Business” has the meaning ascribed to it in the forepart of this Agreement.

“Business Customer Lists” has the meaning ascribed to it in the definition of “Assets” set forth above.

“Business Day” means a day other than Saturday, Sunday or any day on which banks located in the State of Florida or the State of New York are authorized or obligated to close.

“Cash on Hand” has the meaning ascribed to it in Section 1.09.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and the rules and regulations promulgated thereunder.

“Closing” means the closing of the transactions contemplated by Section 1.02.

“Closing Date” means (a) the second (2nd) Business Day after the day on which the last of the conditions described in Articles VI and VII hereof has been satisfied or waived, or (b) such other date as Purchaser and Seller mutually agree upon in writing.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Committee” means the Official Joint Committee of Unsecured Creditors appointed in the Bankruptcy Case.

“Condition of the Business” means the business, financial condition, results of operations, Assets and Properties and prospects of the Business and Seller.

“Continuing Employees” has the meaning ascribed to it in Section 4.10.

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“Contract” means any written, oral, implied or other agreement, lease, license, evidence of Indebtedness, mortgage, indenture, security agreement, understanding, arrangement, instrument, guaranty, indemnity, warranty, deed, assignment, power of attorney, certification, purchase order, work order, insurance policy, Plan, commitment, covenant, assurance, or other contract of any nature to which such Person is a party or by which it or its properties may be bound or affected or under which it or its respective business, properties or assets receive benefits.

“Deposit” means the cash deposit described in Section 1.02(d).

“Division of Pari-Mutuel Wagering” shall mean the Division of Pari-Mutuel Wagering within the Department of Business and Professional Regulation of the State of Florida, together with any other state or local body with oversight of gaming or gambling in the State of Florida.

“Effective Date” has the meaning ascribed to it in the forepart of this Agreement.

“Employee” means each employee, officer or consultant of Seller.

“Environmental Claim” has the meaning ascribed to it in Section 2.19(c).

“Environmental Law” means any Federal, state, or local Law (including common law), statute, code, ordinance, order, rule, regulation, judgment, decree, injunction, writ, edict, award, authorization, or other legally binding and enforceable requirement by any Governmental or Regulatory Authority relating to any environmental, health or safety matters.

“Environmental Permits” has the meaning ascribed to it in Section 2.19(a).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” has the meaning ascribed to it in Section 2.12(a).

“Excluded Assets” means, collectively, the following assets and properties of Seller:

(a)          Cash and Investments. All cash (including checks received prior to the close of business on the Closing Date, whether or not deposited or cleared prior to the Closing Date), including, without limitation, cage cash, drop boxes, valet register, commercial paper, certificates of deposit and other bank deposits and other cash equivalents, except for Cash on Hand, insurance proceeds and condemnation awards with respect to Assets;

(b)          Excluded Contracts. The rights of Seller in, to and under any Contract that is not an Included Contract (collectively, the “Excluded Contracts”), including the MCM Agreements and those Contracts listed in Schedule VII of Seller Disclosure Schedule; and

(c)          Additional Excluded Assets. The rights of Seller in and to those other Excluded Assets listed on Schedule IX of Seller Disclosure Schedule, including without limitation, that the personal property owned by Seller’s employees (as listed on Schedule IX of Seller Disclosure Schedule) that may currently be located at the Real Property.

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(d)          Avoidance Actions.

(e)          D&O Claims. Any all claims and causes of action of the Seller or Florida Gaming Corporation and their respective bankruptcy estates against any of the current or former officers or directors of the Seller or Florida Gaming Corporation, derivatively or otherwise, including without limitation any claims or causes of action alleged and set forth in the Shareholder Derivative Complaint captioned Herbert Silverberg v. W. Bennett Collett, et al., Case No. 8292-VN, and, notwithstanding any Included Contracts, any policies of insurance maintained by the Seller or Florida Gaming Corporation insuring against such claims and causes of action and the proceeds thereof.

(f)          Claims Against ABC Funding. Any and all claims and causes of action of the Seller of Florida Gaming Corporation and their respective bankruptcy estates against ABC Funding or any lender to the Seller or Florida Gaming Corporation including those claims and causes of action alleged and set forth in the Complaint captioned Florida Gaming Centers and Florida Gaming Corporation v. ABC Funding, LLC, et, al., Adv. No. 13-01816

“Excluded Contracts” has the meaning ascribed to it in the definition of “Excluded Assets” set forth above.

“Expiration Time” has the meaning ascribed to it in Section 11.01(c).

“Facilities” means each of the Miami Jai Alai Facility and the Ft. Pierce Jai Alai Facility.

“Final Order” means an order or judgment of the Bankruptcy Court or other court of competent jurisdiction, the implementation or operation or effect of which has not been stayed, and as to which the time to appeal or petition for certiorari, has expired and as to which no appeal or petition for certiorari, shall then be pending or in the event that an appeal or writ of certiorari thereof has been sought, such order of the Bankruptcy Court or other court of competent jurisdiction shall have been determined by the highest court to which such order was appealed, or certiorari, shall have been denied and the time to take any further appeal or petition for certiorari shall have expired.

“Financial Statements” has the meaning ascribed to it in Section 2.06(a).

“FIRPTA Affidavit” has the meaning ascribed to it in Section 6.08.

“Ft. Pierce Jai Ala Facility” shall mean the Ft. Pierce Jai Alai pari-mutuel location currently operated by Seller.

“GAAP” means generally accepted accounting principles, consistently applied throughout the specified period and in the immediately prior comparable period.

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“Gaming Laws” means the Chapter 550, the Chapter 551 and Section 849.086, Florida Statutes, and the rules and regulations promulgated thereunder and any additional gaming laws of any jurisdiction to which either Seller Party is subject as a result of the operation of its Assets and/or Business.

“Gaming License Approvals” has the meaning ascribed to it in Section 4.01(a).

“Governmental or Regulatory Authority” means any Bankruptcy Court, tribunal, arbitrator, authority, administrative or other agency, commission, gaming authority, official or other authority or instrumentality of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision. Without limiting the generality of the foregoing, the term “Governmental or Regulatory Authority” shall include the Division of Pari-Mutuel Wagering.

“Hazardous Material” means any waste, chemical, or other material, or substance regulated under any Environmental Law including, without limitation, any which are defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “infectious waste,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances” or “toxic pollutants” under any Environmental Law.

“HSR Act” means Section 7A of the Clayton Act (Title II of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended) and the rules and regulations promulgated thereunder.

“IJAPA” has the meaning ascribed to it in Section 2.24(c).

“Immigration Act” has the meaning ascribed to it in Section 2.29.

“Improvements” has the meaning ascribed to it in the definition of “Assets” set forth above.

“Included Contracts” has the meaning ascribed to it in the definition of “Assets” set forth above.

“Income Taxes” means any and all Taxes based upon or measured by gross or net income, receipts (other than sales and use taxes), capital or net worth.

“Indebtedness” of any Person means all obligations of such Person (i) for borrowed money, (ii) evidenced by notes, bonds, debentures or similar instruments, (iii) for the purchase price of goods or services, (iv) under capital leases and (v) in the nature of guarantees of the obligations described in clauses (i) through (iv) above of any other Person.

“Inspections” has the meaning ascribed to it in Section 4.03(f).

“Intangible Personal Property” has the meaning ascribed to it in the definition of “Assets” set forth above.

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“Intellectual Property” means all patents and patent rights, trademarks and trademark rights, trade names and trade name rights, service marks and service mark rights, service names and service name rights, brand names, inventions, processes, formulae, copyrights and copyright rights, trade dress, business and product names, logos, slogans, trade secrets, industrial models, processes, designs, methodologies, computer programs (including all source codes) and related documentation, technical information, manufacturing, engineering and technical drawings, know-how and all pending applications for and registrations of patents, trademarks, service marks, copyrights, trade secrets and other intellectual property rights.

“IRS” means the Internal Revenue Service.

“Jai Alai Players Association” shall have the meaning ascribed to it in Section 2.24(c).

“Knowledge” - an individual will be deemed to have “Knowledge” of a particular fact or other matter if: (a) such individual is actually aware of such fact or other matter; or (b) a prudent individual would be expected to discover or otherwise become aware of such fact or other matter in the ordinary course, including after conducting a reasonably comprehensive investigation concerning the existence of such fact or other matter if such an inspection would be conducted by a prudent individual in the ordinary course. A Person (other than an individual) will be deemed to have “Knowledge” of a particular fact or other matter if any individual who is serving, or who has at any time during the thirty six (36) months preceding the Effective Date served, as a director, officer, division or department head, manager, partner, executor, or trustee of such Person (or in any similar capacity) (including, with respect to Seller, William B. Collett, Sr., William B. Collett, Jr. and Daniel Licciardi) has, or at any time had, Knowledge (as defined in clauses (a) and (b) above) of such fact or other matter.

“Laws” means all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of the United States, any foreign country or any state, county, city or other political subdivision or of any Governmental or Regulatory Authority.

“Liabilities” means all Indebtedness, obligations and other liabilities of a Person (whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due).

“Licenses” means all licenses, permits, certificates of authority, authorizations, approvals, registrations, franchises and similar consents granted or issued by any Governmental or Regulatory Authority, including without limitation, with respect to Seller, the jai alai, slot machine and other pari-mutuel and gaming permits and licenses of Seller described in Schedule IV hereto (collectively, the “Gaming Licenses”). Without limiting the foregoing, the Gaming Licenses of Seller include the Miami Pari-Mutuel Permit Number 273, the Fort Pierce Pari-Mutuel Permit Number 278, the Tampa Pari-Mutuel Permit Number 272, the Miami Pari-Mutuel Operating License Number 273, the Fort Pierce Pari-Mutuel Operating License Number 278, the Miami Slot Machine Operating License Number 273, the Miami Card Room Operating License Number 273 and the Fort Pierce Card Room Operating License Number 278.

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“Liens” means any mortgage, pledge, assessment, security interest, lease, lien, adverse claim, levy, charge, hypothecation, mortgage, equity, trust, equitable report, claim, preference, right of possession, lease, tenancy, license, enrichment, covenant, infringement, interference, Order, proxy, option, warrant, right of first refusal, preemptive right, community property interest, defect, exception, limitation, impairment, imperfection of title, condition, restriction or other encumbrance of any kind (including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership), or any conditional sale Contract, title retention Contract or other Contract to give any of the foregoing.

“Loss” or “Losses” means any and all damages, fines, penalties, deficiencies, losses, costs and expenses (which term shall include, without limitation interest, Bankruptcy Court costs, reasonable fees of attorneys, paralegals, accountants and other experts or other reasonable expenses of litigation or other proceedings or investigations or of any claim, default or assessment or costs of environmental investigation, monitoring, containment, clean-up, removal, restoration, remedial work or natural resource damages (collectively, the “Costs and Expenses” or the “Cost and Expense”)).

“Material Adverse Change” shall mean changes, events or effects, that are materially adverse to (i) the Business, the Condition of the Business, the Assets, Seller, the Liabilities, or the Gaming Licenses, or any part or component thereof, or (ii) the ability of Seller to perform its respective obligations under this Agreement or to consummate the transactions contemplated by this Agreement, provided, that, if such Material Adverse Change can be quantified to a dollar amount, such amount shall not be less than Two Hundred Thousand Dollars ($200,000).

“Miami Jai Ala Facility” shall mean the Miami Jai Alai pari-mutuel location currently operated by Seller.

“NPL” means the National Priorities List under CERCLA.

“Offsite Wagering” has the meaning ascribed to it in Section 1.08.

“Operating Agreements” means each service contract, equipment lease, billboard lease, software license agreement, sign lease, Real Property Leases and other Contract affecting the Real Property, Assets or the Business that (i) Purchaser has agreed to accept as an Included Contract, and (ii) Purchaser has otherwise consented to in writing pursuant to the terms of this Agreement.

“Operations Settlement Statement” means a final accounting, as of the Closing Date, prepared by Seller accountants and reviewed by and acceptable to Purchaser and Purchaser accountants in the period between 11:59 P.M., E.T. on the day immediately preceding the Closing Date and 9:00 A.M., E.T. on the Closing Date, the results of which shall be incorporated into a written Operations Settlement Statement which shall be executed by Seller and Purchaser.

“Order” means any writ, judgment, decree, injunction or similar order of any Governmental or Regulatory Authority (in each such case whether preliminary or final).

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“Ordinary Course of Business” means an action recurring in nature, consistent with the Person’s past practices and taken in the ordinary course of the Person’s normal day-to-day operations, taken in accordance with sound and prudent business practices, not required to be authorized by the Person’s Board of Directors or shareholders and similar in nature and amount to actions customarily taken, without any separate or special authorization, in the ordinary course of the normal day-to-day operations of other Persons that are engaged in business similar to the Business and, as it relates to the Assets, the maintenance and repair of such Assets, ordinary wear and tear excepted, consistent with past practice.

“Other Assets” has the meaning ascribed to it in the definition of “Assets” set forth above.

“Permitted Lien” means (i) any Lien for Taxes not yet due or delinquent, (ii) any statutory Lien arising in the Ordinary Course of Business by operation of Law with respect to a Liability that is not yet due or delinquent and (iii) any minor imperfection of title, or similar Liens which individually or in the aggregate with other such Liens do not materially impair the value of the property subject to the Lien or the value of such property in the conduct of the Business.

“Person” means any natural person, corporation, limited liability Seller, general partnership, limited partnership, limited liability limited partnership, proprietorship, other business organization, trust, union, association or Governmental or Regulatory Authority.

“Plan” means any bonus, incentive compensation, deferred compensation, pension, profit sharing, retirement, stock purchase, stock option, stock ownership, stock appreciation rights, phantom stock, leave of absence, layoff, vacation, day or dependent care, legal services, cafeteria, life, health, accident, disability, workers’ compensation or other insurance, severance, separation or other employee benefit plan, practice, policy or arrangement of any kind, whether written or oral, including, but not limited to, any “employee benefit plan” within the meaning of Section 3(3) of ERISA.

“Player Contracts” has the meaning ascribed to it in the definition of “Assets” set forth above.

“Predecessor Entity” means any predecessor to Seller.

“Prepaid Deposits” has the meaning ascribed to it in Section 1.05(c)(vi).

“Prepaid Expenses” has the meaning ascribed to it in Section 1.05(c)(v).

“Purchase Price” has the meaning ascribed to it in Section 1.02(a).

“Purchaser” has the meaning ascribed to it in the forepart of this Agreement.

“Real Property” has the meaning ascribed to it in the definition of “Assets” set forth above.

“Real Property Leases” means leases, subleases, occupancy and concession agreements with respect to the Real Property described in of Schedule 2.13(a).

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“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment.

“Representatives” has the meaning ascribed to it in Section 4.03(a).

“Sale” has the meaning ascribed to it in Section 1.01(a).

“Sale Hearing” has the meaning ascribed to it in Section 11.01(g)(i).

“Sale Motion” has the meaning ascribed to it in Section 4.13(a).

“Sale Order” means an order or orders of the Bankruptcy Court pursuant to sections 363 and 365 of the Bankruptcy Code and in form and substance acceptable to Purchaser that, as of the Closing Date, shall not have been stayed, vacated or otherwise rendered ineffective, which order or orders shall approve, authorize and direct the Seller to consummate this Agreement, the transactions contemplated hereby and all of the terms and conditions hereof. Without limiting the generality of the foregoing, such order(s) shall find, acknowledge and/or otherwise provide, among other things, that (i) the Assets sold by Seller to Purchaser pursuant to this Agreement shall be transferred to Purchaser free and clear of all Liens (other than Permitted Liens); (ii) Purchaser has “acted in good faith” within the meaning of Section 363(m) of the Bankruptcy Code; (iii) Purchaser is acquiring the Assets in exchange for reasonably equivalent value; (iv) this Agreement was negotiated, proposed and entered into by the parties without collusion, in good faith and from arm’s length bargaining positions; (v) Purchaser shall not be a successor to Seller by reason of any theory of Law or equity and shall not have any successor or transferee Liability of any kind, nature or character, including Liabilities arising or resulting from or relating to the transactions contemplated hereby or by the Sale Order(s); and (vi) the transactions consummated pursuant to this Agreement or the Sale Order(s) shall not constitute a de facto merger, or a merger, as between Seller and Purchaser under applicable Law.

“Sale Procedures Motion” has the meaning ascribed to it in Section 4.13(a).

“Sale Procedures Order” means an order of the Bankruptcy Court, in form and substance acceptable to Purchaser, approving the Sale Procedures attached hereto as Exhibit A, including approval of the Break-up Fee as an administrative expense of Seller’s estate.

“Seller” has the meaning ascribed to it in the forepart of this Agreement.

“Seller Disclosure Schedule” has the meaning ascribed to it in the first paragraph of Article II.

“Seller Plans” has the meaning ascribed to it in Section 2.12(a).

“Seller’s Group” has the meaning ascribed to it in Section 2.09(a).

“Slot Machine License” shall mean the slot machine licenses contemplated in Chapter 551, Florida Statutes, including without limitation, Section 551.104, Florida Statutes. With respect to Seller, the term Slot Machine License shall include the Miami Slot Machine Operating License Number 273 issued to Seller with respect to the Miami Jai Alai Facility.

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“SPA” has the meaning ascribed to it in Section 13.15.

“Summit” or “Summit Lenders” shall mean Summit Partners Subordinated Debt Fund IV-A, L.P., Summit Partners Subordinated Debt Fund IV-B, L.P., FS Investment Corporation, Canyon Value Realization Fund, L.P., and ABC Funding, LLC, as administrative agent.

“Surveys” has the meaning ascribed to it in the definition of “Assets” set forth above.

“Tangible Personal Property” has the meaning ascribed to it in the definition of “Assets” set forth above.

“Tax” means any Federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code §59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Authority” means any governmental entity, domestic or foreign, responsible for the imposition of any Taxes.

“Tax Credit” means the aggregate amount of all pari-mutuel tax credit carryforwards related to the Business as of the Closing, including all future pari-mutuel tax credit carryforwards related to the Business equal to the amount of pari-mutuel taxes incurred in excess of the Business’ current year’s operating profit (as defined in F.S. 550.09511(1)(b)).

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Transfer Taxes” has the meaning ascribed to it in Section 9.01.

“Uncashed Tickets” has the meaning ascribed to it in Section 1.08.

“Union Agreement” means that certain Agreement, dated on or about October 16, 2007 by and between Seller and the International Jai Alai Players Association.

“Vehicles” has the meaning ascribed to it in Section 2.21.

“WARN Act” means the Worker Adjustment Retraining and Notification Act of 1988.

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12.02         Construction of Certain Terms and Phrases. Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement; and (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP. As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

ARTICLE XIII

MISCELLANEOUS

13.01         Notices. Unless otherwise provided herein, all notices or other communications required or permitted by this Agreement shall be in writing and shall be deemed to have been duly given on the date of actual delivery if delivered personally to the party to whom notice is given, on the same day if sent by confirmed facsimile transmission, on the date of actual delivery if sent by email transmission or on the date of actual delivery if sent by or overnight commercial courier or by first-class mail, registered or certified, with postage prepaid, and in each case, properly addressed to the party at its address set forth below, or at any other address that any party may from time to time designate by written notice to the others:

If to Purchaser (and to Seller after the Closing occurs), to:

Silvermark LLC

430 Park Avenue, 5th Floor

New York, NY 10022

Attn: Alexander D. Silverman, Member

Facsimile No.: (212) 308-9265

Email: alexs@andalex.com

with a copy to:

Milbank, Tweed, Hadley & McCloy LLP

601 S. Figueroa Street, Suite 3000

Los Angeles, CA 90017

Attn: Thomas R. Kreller

Facsimile No.: (213) 629-5063

Email: tkreller@milbank.com

If to Seller, to:

Florida Gaming Centers, Inc.

3500 NW 37th Avenue

Miami, FL 33142

Attn: William B. Collett, Jr.

Facsimile No.: (305) 634-1712

Email: bcollett@casinomiami.net

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with a copy to:

Frost Brown Todd LLC

400 West Market Street

Suite 3200

Louisville, KY 40202-3363

Attn: R. James Straus, Esq.

Facsimile No.: (502) 581-1087

Email: jstraus@fbtlaw.com

       and

If to the Committee, to:

Genovese Joblove & Battista, P.A.

100 S.E. Second Street, 44th Floor

Miami, FL 33131

Attn: Paul J. Battista, Esq.

Facsimile No.: (305) 349-2310

Email: pbattista@gjb-law.com

Any party from time to time may change its address, facsimile number, email address or other information for the purpose of notices to that party by giving notice specifying such change to the other party hereto.

13.02         Entire Agreement. This Agreement and Ancillary Agreements supersede all prior discussions and agreements between the parties with respect to the subject matter hereof (including the Letter of Intent) and contains the sole and entire agreement between the parties hereto with respect to the subject matter hereof.

13.03         Waiver. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by Law or otherwise afforded, will be cumulative and not alternative.

13.04         Amendment. This Agreement may be amended, supplemented or modified only by a written instrument duly executed by Purchaser (on behalf of itself and, after the Closing, Seller), on the one hand, and Seller (on behalf of itself and, prior to the Closing, Seller), on the other hand.

13.05         No Third Party Beneficiary. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other Person other than any and all Affiliates of Purchaser under Section 13.06.

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13.06         Assignment; Binding Effect. This Agreement and the rights hereunder may not be assigned by a party to any other Person without the mutual written consent of all parties, which consent may be unreasonably withheld by any party; provided however that notwithstanding the foregoing or anything contained in this Agreement or any Ancillary Agreement to the contrary, this Agreement and the rights and/or obligations of Purchaser hereunder may be assigned and/or delegated, as applicable, by Purchaser to one or more Affiliates of Purchaser that is able to demonstrate that it is ready, willing and able to consummate the transactions contemplated herein on the same terms and conditions as Purchaser and that assumes all of Purchaser’s obligations hereunder without any consent or requirement for consent by any party, and upon such assignment and/or delegation, Purchaser shall be released of any and all Liabilities hereunder and such assignee(s) shall be deemed to be the “Purchaser” as such term is defined in this Agreement.

13.07         Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

13.08         Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, and (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom.

13.09         Consent to Jurisdiction and Venue. Each party hereby irrevocably submits to the exclusive jurisdiction of the United States Bankruptcy Court for the Southern District of Florida in any action, suit or proceeding arising out of or relating to this Agreement, the Ancillary Agreements or any of the transactions contemplated hereby or thereby, and agrees that any such action, suit or proceeding shall be brought only in such Bankruptcy Court; provided, however, that such consent to jurisdiction is solely for the purpose referred to in this Section 14.09 and shall not be deemed to be a general submission to the jurisdiction of said Bankruptcy Courts or in the State of Florida other than for such purpose. Each party hereby irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such action, suit or proceeding brought in such a Bankruptcy Court. Each party further irrevocably waives and agrees not to plead or claim that any such action, suit or proceeding brought in such a Bankruptcy Court has been brought in an inconvenient forum.

13.10         Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Florida applicable to a Contract executed and performed in such State, without giving effect to the conflicts of laws principles thereof.

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13.11         Attorneys’ Fees. In the event of a dispute between the parties hereto relating to this Agreement, the prevailing party to such dispute will be entitled to recover its reasonable attorneys’ fees and other Costs and Expenses relating to such dispute from the non-prevailing party.

13.12         Time of the Essence. Time is of the essence in performing covenants and agreements hereunder as to which time is relevant.

13.13         Counterparts. This Agreement may be executed in any number of counterparts, and by the different parties hereto on the same or separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The exchange or delivery of copies of this Agreement and of signature pages by facsimile or email transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. The signature of a party transmitted by facsimile or email shall be deemed to be its original signature for all purposes.

13.14         Remedies Cumulative. Except as herein expressly provided, the remedies provided herein shall be cumulative and shall not preclude assertion by any party hereto of any other rights or the seeking of any other remedies against any other party hereto. The parties hereto agree that the Business is a unique asset and that damages suffered by Purchaser as a result of a breach of this Agreement by Seller would be impracticable to determine. Accordingly, the parties hereto agree that Purchaser shall be entitled to seek specific performance of the terms of this Agreement in the event of a breach of the terms of this Agreement.

13.15         Releases; Break-Up Fee.

(a)          Releases.

(i)          Purchaser Release of Seller and Parent:

(A)         Subject to the effectiveness provisions contained in Section 13.15(a)(i)(B) immediately below, as a material inducement to Seller’s and Parent’s entry into this Agreement, Purchaser, for itself and each of its Affiliates, officers, directors, members, representatives, and agents, hereby fully and finally RELEASES, REMISES, ACQUITS and FOREVER DISCHARGES Seller, Parent, and each of their respective officers, directors, representatives and agents, solely in their capacities as such and not personally or in any other capacity, from any and all actions, causes of action, damages, demands, liens, debts, claims, liabilities, suits, sums of money, accounts, reckonings, contracts, controversies, torts, agreements, promises, costs, and attorneys’ fees, of whatsoever kind or nature, whether direct or indirect, absolute or contingent, due or to become due, liquidated or unliquidated, express or implied, known or unknown, in law or in equity; provided, however, nothing herein shall, or shall be deemed to, constitute a release or waiver in any manner of any claims or rights Purchaser may have against William B. Collett, Sr. or William B. Collett, Jr. (collectively, the “Principals”), including without limitation any claims or rights that arise from or are related in any way to the Guarantee and Joinder made and entered into as of November 25, 2012 by the Principals in favor of Purchaser (the “Principals Guarantee”).

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(B)         The Purchaser Release of Seller and Parent contained in this Section 13.15(a)(i) shall only become effective and binding on Purchaser upon (a) Seller and Parent receiving Bankruptcy Court approval to grant the Estates’ Releases of Purchaser contained in Section 13.15(a)(ii) below, and (b) the occurrence of any of the following:

a.           The Closing occurs;

b.           Purchaser receives payment of the Break-Up Fee; or

c.           This Agreement is terminated by Seller under Section 11.01(c) as a result of a material, uncured breach by Purchaser. For the avoidance of doubt, the Purchaser Release of Seller and Parent hereunder would not become effective upon a termination of this Agreement solely for a failure of condition precedent.

(i)          Estates’ Releases of Purchaser:

(A)         Subject to the effectiveness provisions contained in Section 13.15(B) immediately below, as a material inducement to Purchaser’s entry into this Agreement, Seller and Parent, for themselves and their respective estates and for each of the respective Affiliates, officers, directors, members, representatives, and agents of each of Seller and Parent:

a.           hereby fully and finally RELEASE, REMISE, ACQUIT and FOREVER DISCHARGE Purchaser and each of its officers, directors, representatives and agents, solely in their capacities as such, from any and all actions, causes of action, damages, demands, liens, debts, claims, liabilities, suits, sums of money, accounts, reckonings, contracts, controversies, torts, agreements, promises, costs, and attorneys’ fees, of whatsoever kind or nature, whether direct or indirect, absolute or contingent, due or to become due, liquidated or unliquidated, express or implied, known or unknown, in law or in equity, provided however that such release shall not release Purchaser and each of its officers, directors, representatives and agents, solely in their capacities as such, from any and all actions, causes of action, damages, demands, liens, debts, claims, liabilities, suits, sums of money, accounts, reckonings, contracts, controversies, torts, agreements, promises, costs, and attorneys’ fees against Purchaser that are the subject of the litigation pending in the District of Delaware captioned captioned Herbert Silverberg v. W. Bennett Collett, et al., Case No. 8292-VN (the “Delaware Derivative Action”); provided, further however, nothing herein shall, or shall be deemed to, constitute a release or waiver in any manner of any claims or rights the Principals may have against Purchaser, including without limitation any claims or rights under the Principals Guarantee; and

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b.           hereby covenants that it (1) will dismiss Purchaser, without prejudice, from the Delaware Derivative Action, and (2) will not sue, pursue in any manner or otherwise participate in the pursuit of any of the actions, causes of action, damages, demands, liens, debts, claims, liabilities, suits, sums of money, accounts, reckonings, contracts, controversies, torts, agreements, promises, costs, and attorneys’ fees against Purchaser that are the subject of the Delaware Derivative Action.

(B)         The Estates’ Releases of Purchaser contained in Section 13.15(A)(2) above shall only become effective and binding on Seller and Parent upon (a) Seller and Parent receiving Bankruptcy Court approval to grant the Estates’ Releases of Purchaser, and (b) the occurrence of any of the following:

a.           The Closing occurs;

b.           Purchaser receives payment of the Break-Up Fee; or

c.           The Agreement is terminated by Purchaser under Section 11.01(c) as a result of a material, uncured breach by Seller or Parent (other than for any breach of the representations or warranties made at Section 2.26 of this Agreement); provided however, that the Estates’ Releases of Purchaser contained in Section 13.15(A)(2) will not become effective if the Agreement is terminated by Purchaser solely because Purchaser is unable to obtain consents to the assignment of any Included Contract. For the avoidance of doubt, the Estates’ Release of Purchaser hereunder would not become effective upon a termination of this Agreement solely for a failure of condition precedent.

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a)           Seller acknowledges Purchaser has expended, and will expend, considerable sums and time to perform due diligence on Seller and analyze the historical and present operations of Seller. Accordingly, in consideration of Purchaser’s Release of Seller and Parent, and in the event Purchaser is not in default hereunder, has not terminated this Agreement pursuant to the terms hereof and is ready, willing, and able to close on the purchase of the Assets in the Sale, and should Seller accept a higher or better offer to sell the Assets to another purchaser (“Alternative Purchaser”), which sale is approved by the Bankruptcy Court in the Bankruptcy Case, then Seller agrees that Purchaser shall be entitled to receive Four Million and No/100 Dollars ($4,000,000.00) as a break-up fee to reimburse Purchaser for the value of its time, costs, and expenses incurred in connection with this transaction, including Purchaser’s agreement to serve and participate as the “stalking horse” bidder under the Sale Procedures Order (the “Break-Up Fee”). The Break-Up Fee shall be entitled to status as an administrative expense under Bankruptcy Code section 503(b)(1), shall be secured by a Lien on the deposit of the Alternative Purchaser or the closing proceeds in the event the transaction with the Alternative Purchaser closes and shall be paid solely and exclusively from such forfeited deposit or closing proceeds. Any sums becoming payable to Purchaser pursuant to this Section 13.15 shall be paid to Purchaser promptly after the closing with any such Alternative Purchaser approved in the Bankruptcy Case or, if applicable, promptly after the deposit on such transaction is forfeited.

b)           In the event this Agreement is terminated by Seller for any reason or circumstance other than termination due to the material and uncured default or breach by Purchaser when Seller is not in default or breach and has satisfied all conditions to Closing, and Seller consummates a sale of the Assets to any Alternative Purchaser for a price higher than the Purchase Price within six months of such termination, then Purchaser shall be entitled to payment from Seller of the Break-Up Fee (to the extent of such increased Purchase Price (the “Excess Proceeds”)), and Purchaser’s right to payment thereof shall be protected and secured with a Lien upon the proceeds of the Alternative Purchaser’s forfeited deposit or Excess Proceeds and shall be paid solely and exclusively from such forfeited deposit or Excess Proceeds.

[Signature page follows]

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IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officer of each party hereto as of the date first above written.

“PURCHASER”:

SILVERMARK LLC,
a Delaware limited liability Seller

By:	/s/ Alexander Silverman
	Name:	Alexander Silverman
	Title:	Member

“SELLER”:

FLORIDA GAMING CENTERS, INC.,
a Florida corporation

By:	/s/ William B. Collett, Jr.
	Name:	William B. Collett, Jr.
	Title:	CEO

“PARENT”:

FLORIDA GAMING CORPORATION,
a Delaware corporation

By:	/s/ William B. Collett, Jr.
	Name:	William B. Collett, Jr.
	Title:	CEO

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